PYRAMID FOUR LIMITED PARTNERSHIP

AGREEMENT OF LIMITED PARTNERSHIP

Dated as of May 1, 1998





PYRAMID FOUR LIMITED PARTNERSHIP

AGREEMENT OF LIMITED PARTNERSHIP

Preliminary Statement

	PYRAMID FOUR LIMITED PARTNERSHIP (the Partnership) is being formed as a Missouri limited partnership pursuant to this Agreement of Limited Partnership dated as of May 1, 1998 by and among Phillips Development Corporation as General Partner, Boston Capital Tax Credit Fund IV, L.P. as Investment Limited Partner, BCTC 94, Inc. as Special Limited Partner and Missouri Affordable Housing Fund IX, L.P., as Missouri Limited Partner and a Certificate of Limited Partnership with respect hereto filed or to be filed in the Filing Office on or about the date hereof.

	In consideration of mutual agreements set forth herein, it is agreed and certified as follows:


ARTICLE I

Defined Terms  TC ARTICLE I  Defined Terms \f C \l 1

	The defined terms used in this Agreement shall have the meanings specified below:

	Actual Credit means, with respect to a particular year, the total amount of Tax Credit properly allocable by the Partnership to the Investment Limited Partner for such year. The Actual
Credit shall be retroactively revised if the amount of Tax Credit properly allocable to the Investment Limited Partner is revised after audit or recaptured.

	Additional Limited Partner means any holder of an Interest designated as an Additional Limited Partner pursuant to
Section 4.5(b) or Section 7.4.

	Admission Date means the first date on which all parties hereto execute this Agreement, or, if, pursuant to the Uniform Act, the Investment Limited Partner shall not be deemed admitted to the Partnership on such date, then the next date thereafter on which the Investment Limited Partner shall be deemed to be admitted to the Partnership under the Uniform Act.

	Affiliate means as to any named Person (or as to every Partner if no Person is specifically named): (i) such Person or any member of his Immediate Family; (ii) the legal representative, successor or assignee of, or any trustee of a trust for the benefit of, any such Person or member of his Immediate Family; (iii) any Entity of which a majority of the voting interests is owned by any one or more of the Persons referred to in the preceding clauses (i) and (ii); (iv) any officer, director, trustee, employee, stockholder (10% or more) or partner of any Person referred to in the preceding clauses
(i), (ii) and (iii); and (v) any Person directly or indirectly controlling, controlled by or under direct or indirect common control with, any Person referred to in any of the preceding clauses.

	Agency means, as applicable, the MHDC and/or any other governmental agency which may provide governmental assistance to the Apartment Complex.

	Agreement means this Agreement of Limited Partnership, including Schedule A, as amended from time to time.

	Annual Partnership Management Fee means the fee payable to the General Partners pursuant to the provisions of
Section 6.12(c).

	Apartment Complex means the real property located in Independence, Jackson County, Missouri, and known as Sterling Creek Apartments, as more fully described in the Mortgages, together with (i) all buildings and other improvements constructed or to be constructed thereon and (ii) all furnishings, equipment and personal property covered by the Mortgages.

	Applicable Federal Rate means the applicable federal rate as defined in Section 1274(d) of the Code.

	Applicable Percentage has the meaning given to it in
Section 42(b) of the Code.

	Asset Management Fee means the fee payable to BCCLP or an Affiliate thereof pursuant to Section 6.12(a).

	Auditors means Little, Shanneyfelt & Co., or such other firm of independent certified public accountants as may be engaged by the General Partners with the consent of Boston Capital for the purposes of preparing the Partnership income tax returns, auditing the books and records of the Partnership and certifying financial reports of the Partnership.

	Available Debt Service Funds means, for any period of six consecutive calendar months after Permanent Mortgage Commencement, the excess of (i) all cash actually received by the Partnership on a cash basis from normal operations during such period, but specifically excluding the proceeds of insurance other than business or rental interruption insurance), loans, Capital Transaction proceeds and Capital Contributions over
(ii) all cash requirements of the Partnership properly allocable to such period of time on an accrual basis (not including distributions to Partners out of Cash Flow or the Annual Partnership Management Fee and Asset Management Fee) and, on an annualized basis, all projected expenditures, including those of a seasonal nature, which might reasonably be expected to be incurred on an unequal basis during a full annual period of operation, all as set forth in an audited financial statement of the Partnership, but specifically excluding any required payments on the Mortgages.

	BCCLP means Boston Capital Communications Limited
Partnership, a Massachusetts limited partnership, and its successors and assigns.

	Boston Capital means Boston Capital Partners, Inc., a
Massachusetts corporation, and its successors and assigns.

	Capital Account has the meaning specified in Section 4.1(b).

	Capital Contribution means the total value of cash or
property contributed and agreed to be contributed to the
Partnership by each Partner, as shown in Schedule A.   Any
reference in this Agreement to the Capital Contribution of a then
Partner shall include a Capital Contribution previously made by any prior Partner for the Interest of such then Partner.

	Capital Transaction means any transaction the proceeds of which are not includable in determining Cash Flow including, without limitation, the sale or other disposition of all or substantially all of the assets of the Partnership.

	Carryover Certification means the date upon which the Investment Limited Partner shall have received, in a form and in substance satisfactory to the Investment Limited Partner, the certification of the Auditors that as of the date no later than December 31, 1998, the Partnership had incurred capitalizable costs with respect to the Apartment Complex of at least 10% of the Partnership's reasonably expected basis in the Apartment Complex as of December 31, 2000, so that each building in the Apartment Complex constitutes a qualified building for the purposes of Section 42(h)(1)(E)(ii) of the Code.

	Cash Flow means the profits or losses of the Partnership from and after the Commencement Date subject to any applicable
Agency or Lender requirements and to the following adjustments:

	(a)	Cost recovery deductions of buildings,
improvements and personal property and amortization of any financing fees shall not be deducted;

	(b)	Mortgage amortization shall be deducted;

	(c)	Mortgage interest which is included in determining
profits and losses but which is not currently payable in cash shall be deducted when actually paid;

	(d)	Payments to reserves under Section 6.5(e) shall be
deducted;

	(e)	Any amounts paid for capital expenditures shall be
deducted, unless paid from any replacement reserve or funded through insurance;

	(f)	The proceeds of any Construction Mortgage or
Permanent Mortgage refinancing, any sale, exchange, eminent domain taking, damage or destruction (whether insured or uninsured), or other disposition, of all or any part of the Apartment Complex (other than the proceeds of any business or rental interruption insurance) shall not be included;

	(g)	Any rent or interest subsidy payments shall be
included;

	(h)	The fees set forth in Sections 6.12 and any fee
payable in connection with any transaction referred to in clause (f) above shall not be deducted; and

	(i)	Prior to Permanent Mortgage Commencement, an
amount equal to the amount, if any, of net rental income applied to complete the construction of the Apartment
Complex pursuant to Section 6.11(a) shall be deducted.

	Certificate means the Certificate of Limited Partnership of the Partnership, as amended from time to time.

	Class Contribution means the aggregate Capital Contributions of all members of a particular class of Partners (i.e., the General Partners, the Investment Limited Partner, the Missouri
Limited Partner, the Special Limited Partner or any Additional
Limited Partner).

	Code means the Internal Revenue Code of 1986, as amended from time to time, and the regulations (permanent or temporary) issued thereunder. References herein to any Code section shall include any successor provisions.

	Commencement Date means the first day of the month in which the Admission Date occurs.

	Competitive Real Estate Commission means that real estate or brokerage commission paid for the purchase or sale of the Apartment Complex or other Partnership property which is reasonable, customary and competitive in light of the size, type and location of the Apartment Complex or other property.

	Completion Date means the date upon which the Apartment Complex has been completed, as evidenced by the issuance by the inspecting architect and by each Agency, Lender and other governmental agency having jurisdiction of certificates of substantial completion or occupancy (or local equivalents) with respect to all 48 apartment units in the Apartment Complex, as well as satisfaction of all due diligence requirements of the Limited Partners.

	Compliance Period means the fifteen (15) year period commencing with the first year of the Credit Period.

	Consent of the Investment Limited Partner means the prior written consent or approval of the Investment Limited Partner.

	Construction Contract means the contract by and between the Partnership and the Contractor providing for the construction of the Apartment Complex.

	Construction Contract Payment Certificate means a certificate from the Contractor in form and substance satisfactory to the Investment Limited Partner certifying that all amounts payable under the Construction Contract have been paid in full and the Partnership has fully performed all of its obligations thereunder.

	Construction and Development Fee has the meaning given to it in Section 6.12(b).

	Construction Lender means Midland Mortgage Investment
Corporation, in its capacity as holder of the Construction
Mortgage, or its successors or assigns in such capacity.

	Construction Mortgage means the financing for the construction of the Apartment Complex provided by the Construction Lender in a principal amount of up to $1,328,315.

	Contractor means Chester Phillips Construction Company,
Inc., of Little Rock, Arkansas.

	Controlling Person has the meaning given to it in the context of Section 15 of the Securities Act of 1933, as amended.

	Cost Certification means the date upon which each Limited Partner shall have received the written certification of the Auditors and the Application to the Agency for Form 8609 as to the itemized amounts of the construction and development costs of the Apartment Complex and the Eligible Basis and Applicable Percentage pertaining to each building in the Apartment Complex.

	Credit Period has the meaning given to it in
Section 42(f)(1) of the Code.

	Credit Recovery Loan means a constructive interest-bearing advance of the Investment Limited Partner as more fully described in Section 5.1(f). Credit Recovery Loans and interest thereon shall not be treated as loans or interest, respectively, for accounting, tax or liability purposes or for the purposes of
Section 6.2(a)(1).  For the purposes of Article X, the term
Credit Recovery Loan shall not include any portion of such an advance which shall have theretofore been paid to an Investment Limited Partner.

	Credit Shortfall has the meaning given to it in
Section 5.1(f).

	Debt Service Coverage Ratio means, for any period in question, a fraction, the numerator of which is the Available Debt Service Funds for such period and the denominator of which is the amount which will necessary to service the Permanent Mortgages for such period.

	Disposition (including the forms Dispose and Disposing) means, as to a Limited Partner, the assignment, sale, transfer, exchange or other disposition of all or any part of its Interest.

	Due Diligence Recommendations means the recommendations of the Investment Limited Partner, if any, made in connection with its admission to the Partnership in writing to the General
Partners relating to the Apartment Complex.

	Economic Risk of Loss has the meaning set forth in Treasury Regulation Section 1.752-2.

	Eligible Basis has the meaning given to it in Section 42(d) of the Code.

	Entity means any general partnership, limited partnership, corporation, joint venture, trust, business trust, cooperative or association.

	Event of Bankruptcy means with respect to any Person,

	(i)	the entry of a decree or order for relief by a
court having jurisdiction in respect of such Person in a case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of his property, or the issuance of an order for the winding-up or liquidation of his affairs and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days, or

	(ii)	the commencement by such Person of a proceeding
seeking any decree, order or appointment referred to in clause (i), the consent by such Person to any such decree, order or the appointment, or taking of any action by such Person in furtherance of any of the foregoing.

	Filing Office means the Secretary of State of the State.

	General Partners means the Persons designated as General Partners in Schedule A and any Persons who become General Partners as provided herein, in their capacities as general partners of the Partnership. At any and all times where there is only one General Partner, the term General Partners shall mean such sole General Partner.

	General Partner Economic Interest means each General Partner's proportionate share of the profits, losses, tax-exempt income, non-deductible non-capitalizable expenditures, tax credits, Cash Flow and Capital Transaction proceeds of the Partnership, all as set forth in Article X herein.

	Grant means the grant to be provided by the Agency to the Partnership in the amount of $200,000.

	Hazardous Material shall have the collective meanings given to the terms hazardous material, hazardous substances and hazardous wastes in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Sec. 9601 et seq., as amended, and to the term radioactive materials in the context of the Atomic Energy Act, 28 U.S.C. Sec. 2344 and shall also include any meanings given to such terms in any similar state or local statutes, ordinances, regulations or by-laws. In addition, the term Hazardous Material shall also include oil and any other substance known to be hazardous.

	HUD means the United States Department of Housing and Urban
Development.

	Immediate Family means with respect to any Person, his spouse, parents, parents-in-law, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children-in-law and grandchildren-in-law.

	Initial 100% Occupancy Date means the first date upon which 47 apartment units in the Apartment Complex shall have been leased to and occupied by qualified tenants on such date meeting the terms of the Minimum Set-Aside Test under executed leases which shall have received any necessary Agency or Lender approval, at rentals meeting the requirements of the Rent
Restriction Test.

	Installment means an installment of the Investment Limited Partner's Capital Contribution paid or payable to the Partnership pursuant to Section 5.1.

	Interest means the entire interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled hereunder and the obligation of such Partner to comply with the terms of this Agreement.

	Invested Amount means (i) as to the Investment Limited Partner, an amount equal to the quotient of (a) the paid-in Capital Contribution of the Investment Limited Partner, divided by (b) 73% and (ii) as to any other Partner, an amount equal to its paid-in Capital Contribution.

	Investment General Partner means Boston Capital Associates IV L.P., a Delaware limited partnership, in its capacity as the general partner of the Investment Limited Partner, and any other Person who may become a successor or additional general partner of the Investment Limited Partner.

	Investment Limited Partner means Boston Capital Tax Credit Fund IV L.P., a Delaware limited partnership, and any Person or Persons who replace it as Substituted Limited Partner, but shall not include any Special Limited Partner or Additional Limited Partner.

	Investment Partnership Agreement means the Amended and
Restated Agreement of Limited Partnership of the Investment
Limited Partner, as amended from time to time.

	Lenders means the Construction Lender and the Permanent
Lender, each in its capacity as maker of a Mortgage loan, or its successors and assigns in such capacity.

	Limited Partners means the Investment Limited Partner, the Missouri Limited Partner, the Special Limited Partner and any
Additional Limited Partner.

	Management Agent means the management and rental agent for the Apartment Complex.

	Management Agreement means the agreement between the Partnership and the Management Agent providing for the management of the Apartment Complex.

	Management Fee means the Management Fee to which reference is made in Article XI.A.

	MHDC means the Missouri Housing Development Commission, a public corporation existing under the laws of the State.

	Minimum Set-Aside Test means the set aside test selected by the Partnership pursuant to Section 42(g) of the Code whereby at least 40% of the units in the Apartment Complex must be occupied by individuals with incomes equal to 60% or less of area median income, as adjusted for family size, together with any additional set aside test selected by the Partnership in connection with the Permanent Second Mortgage.

	Missouri Annual Credit means, with respect to a particular year, the total amount of Missouri Tax Credits properly allocable by the Partnership to the Missouri Limited Partner for such year. The Missouri Actual Credit shall be retroactively advised if the amount of Missouri Tax Credit properly allocable to the Missouri Limited Partner is revised after audit or recaptured.

	Missouri Capital Contribution means the Capital Contribution payable by the Missouri Limited Partner pursuant to Section
5.1(a).

	Missouri Limited Partner means Missouri Affordable Housing
Fund IX, L.P.

	Missouri Projected Credit means $71,000 for 1999, $287,999 per annum for each of the years 2000 through 2008 (inclusive) and $216,999 for 2009; provided, however, that the Missouri Projected Credit for 2008 shall be reduced correspondingly by the amount, if any, by which the Missouri Actual Credit for 1999 exceeds $71,000; and provided, further, that upon the occurrence of any of the events described in clauses (i) and (ii) of Section
5.1(h), the Missouri Projected Credit shall thereafter be the Revised Missouri Projected Credit.

	Missouri Tax Credits means the Missouri tax credits which are expected to be allocated by the State to the Partnership pursuant to Section 135.350 RSM.

	Mortgages means the mortgage indebtedness of the Partnership to the Construction Lender and the Permanent Lender; and where the context permits Mortgage shall mean and include the mortgage note evidencing any such indebtedness, the mortgage or deed of trust and security agreement securing such indebtedness, the loan agreement and all other documentation related thereto which evidence and secure such indebtedness, including without limitation any Agency documentation related thereto.

	Partner means any General Partner or Limited Partner.

	Partner Non-Recourse Debt means any Partnership liability
(a) that is considered non-recourse under Treasury Regulation
Section 1.1001-2 or for which the creditor's right to repayment is limited to one or more assets of the Partnership and (b) for which any Partner or Related Person bears the Economic Risk of Loss.

	Partner Non-Recourse Debt Minimum Gain means the amount of partner nonrecourse debt minimum gain and the net increase or decrease in partner nonrecourse debt minimum gain determined in a manner consistent with Treasury Regulation Sections 1.704-2(d), 1.704-2(g)(3) and 1.704-2(k).

	Partnership means the limited partnership formed pursuant to this Agreement.

	Partnership Minimum Gain means the amount determined by computing, with respect to each Partnership Non-Recourse Liability, the amount of gain, if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) the property subject to such liability in full satisfaction of such liability, and by then aggregating the amounts so computed. Such computations shall be made in a manner consistent with Treasury Regulation Sections 1.704-2(d) and 1.704-2(k).

	Partnership Non-Recourse Liability means any Partnership liability (or portion thereof) for which no Partner or Related
Person bears the Economic Risk of Loss.

	Permanent First Mortgage Commitment means the written commitment of the Permanent First Lender to make the Permanent
Mortgage.

	Permanent Lender means Midland Mortgage Investment
Corporation, in its capacity as holder of the Permanent Mortgage, or its successors or assigns in such capacity.

	Permanent Mortgage means the permanent financing to be provided by the Permanent Lender for the Apartment Complex following the completion thereof in the maximum principal amount of $685,000 pursuant to the Permanent Mortgage Commitment.

	Permanent Mortgage Commencement means the first date on which all of the following shall have occurred: (a) the Completion Date; (b) the principal amount and maturity date of the Permanent Mortgage shall have been finally determined; and
(c) amortization of the Permanent Mortgage shall have commenced (to the extent required by the terms thereof).

	Person means any individual or Entity.

	Project Documents means and includes any and all documentation evidencing the Construction Mortgage, the Grant, the Permanent Mortgage, the Management Agreement, all other instruments delivered to (or required by) any Lender or Agency and all other documents relating to the Apartment Complex and by which the Partnership is bound, as amended or supplemented from time to time.

	Projected Credit means $71,000 for 1999, $287,999 per annum for each of the years 2000 through 2008 (inclusive) and $216,999 for 2009; provided, however, that the Projected Credit for 2009 shall be reduced correspondingly by the amount, if any, by which the Actual Credit for 1999 exceeds $71,000; and provided, further, that upon the occurrence of any of the events described in clauses (i) and (ii) of Section 5.1(g), the Projected Credit shall thereafter be the Revised Projected Credit.

	Qualified Basis has the meaning given to it in Section 42(c) of the Code.

	Qualified Income Offset Item means (1) an allocation of loss or deduction that, as of the end of each year, reasonably is expected to be made (a) pursuant to Section 704(e)(2) of the Code to a donee of an interest in the Partnership, (b) pursuant to
Section 706(d) of the Code as the result of a change in any Partner's Interest, or (c) pursuant to Regulation Section 1.751-1(b)(2)(ii) as the result of a distribution by the Partnership of unrealized receivables or inventory items and (2) a distribution that, as of the end of such year, reasonably is expected to be made to a Partner to the extent it exceeds offsetting increases to such Partner's Capital Account which reasonably are expected to occur during or prior to the Partnership taxable year in which such distribution reasonably is expected to occur.

	Related Person means a person related to a Partner within the meaning of Treasury Regulation Section 1.752-4(b).

	Rental Achievement means the first time that the Partnership has attained the Required Debt Service Coverage Ratio for the Permanent Mortgage.

	Rental Achievement Confirmation means the receipt by the Investment Limited Partner of the tax return of the Partnership for the fiscal year in which Rental Achievement has occurred.

	Rent Restriction Test means the test pursuant to Section 42 of the Code whereby the gross rent charged to tenants of the low-income units in the Apartment Complex may not exceed 30% of the qualifying income levels applicable to those units.

	Required Debt Service Coverage Ratio means a Debt Service
Coverage Ratio of not less than 1.15 for six consecutive calendar months.

	Schedule A means Schedule A to this Agreement as amended from time to time.

	Service means the Internal Revenue Service.

	Site has the meaning given to it in the Federal
Comprehensive Environmental Response, Compensation and Liability
Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.

	Special Limited Partner means BCTC 94, Inc., a Delaware corporation, and any Person who becomes a Special Limited Partner as provided herein, in its capacity as a special limited partner of the Partnership.

	State means the State of Missouri.

	State Designation means the date upon which the Partnership receives the allocation by the authorized agency of the State of Missouri of Tax Credit for the building(s) constituting the Apartment Complex in an annual dollar amount of not less than $288,028, as evidenced by the execution by or on behalf of such agency of Form(s) 8609. For the purposes of determining State Designation, each building in the Apartment Complex shall be treated as having received an allocation of Tax Credit in an amount equal to the lesser of (i) the amount of the Tax Credit carryover allocation received from the authorized agency of the State of Missouri as to such building or (ii) the amount of the Tax Credit set forth on the Form 8609 as to such building.

	Subordinated Loan means any loan made by the General
Partners to the Partnership pursuant to Section 6.10.

	Substituted Limited Partner means any Person who is admitted to the Partnership as Limited Partner under Section 8.2 or acquires the Interest of a Limited Partner pursuant to
Section 5.2.

	Tax Accountants means Reznick, Fedder & Silverman of
Bethesda, Maryland or such other firms of independent certified public accountants as may be engaged by Boston Capital to review the Partnership income tax returns.

	Tax Credit means the low-income housing tax credit pursuant to Section 42 of the Code.

	Title Policy means an owner's title insurance policy or an endorsement thereto, issued to the Partnership with respect to the Apartment Complex with an effective date on or after the Admission Date, in an insured amount of not less than $3,678,592 from a title insurance company reasonably satisfactory to the Investment Limited Partner and evidencing the Partnership's ownership of the Apartment Complex subject only to such exclusions, exceptions and stipulations as shall be acceptable to the Investment Limited Partner, in its sole discretion.

	Uniform Act means the Revised Missouri Uniform Limited
Partnership Act as adopted by the State.

	Vessel has the meaning given to it in the Federal
Comprehensive Environmental Response, Compensation and Liability
Act of 1980, 42 U.S.C. Sec. 9601 et seq., as amended, and shall also include any meaning given to it in any similar state or local statutes, ordinances, regulations or by-laws.

	Withdrawal (including the forms Withdraw, Withdrawing and Withdrawn) means, as to a General Partner, the occurrence of death, adjudication of insanity or incompetence, Event of Bankruptcy, dissolution, liquidation, or voluntary or involuntary withdrawal or retirement from the Partnership for any reason, including whenever a General Partner may no longer continue as a General Partner by law or pursuant to any terms of this Agreement. Withdrawal shall also mean the sale, assignment, transfer or encumbrance by a General Partner of its interest as a General Partner. A General Partner which is a corporation or partnership shall be deemed to have sold, assigned, transferred or encumbered its interest as a General Partner in the event of any sale, assignment or other transfer (but specifically excluding any transfer occurring pursuant to the laws of descent and distribution) or encumbrance of a controlling interest in a corporate General Partner or of a general partner interest in a General Partner which is a partnership. For purposes of this definition of Withdrawal, controlling interest shall mean the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.


ARTICLE II

Name and Business  TC ARTICLE II  Name and Business \f C \l 1

	2.1	Name; Formation  TC 2.1	Name; Formation \f C \l 2

	The name of the Partnership is Pyramid Four Limited
Partnership. The Partners agree to form the Partnership pursuant to the provisions of the Uniform Act.

	2.2	Office and Resident Agent  TC 2.2	Office and Resident
Agent \f C \l 2

	(a)	The principal office of the Partnership is 1501 N.
University, Suite 740, Little Rock, Arkansas 72207 at which office there shall be maintained those records required by the Uniform Act to be kept by the Partnership. The Partnership may have such other or additional offices as the General Partners shall deem desirable. The General Partners may at any time change the location of the principal office and shall give due notice thereof to the Limited Partners.

	(b)	The registered agent in the State for the Partnership
for service of process is as follows:

Phillips Development Corporation
c/o CT Corporation
120 South Central
Clayton, MO  63105

	2.3	Purpose  TC 2.3	Purpose \f C \l 2

	The purpose of the Partnership is to acquire, hold, invest in, construct, develop, improve, maintain, operate, lease and otherwise deal with the Apartment Complex. The Partnership shall operate the Apartment Complex in accordance with any applicable Agency regulations and Lender requirements. The Partnership shall not engage in any other business or activity.

	2.4	Term and Dissolution  TC 2.4	Term and Dissolution \f C
\l 2

	The Partnership shall continue in full force and effect until October 31, 2046, except that the Partnership shall be dissolved and its assets liquidated prior to such date upon:

	(a)	The sale or other disposition of all or substantially
all of the assets of the Partnership;

	(b)	A General Partner dying, being adjudicated bankrupt,
insane or incompetent, (if a corporation or partnership) being dissolved or liquidated, or voluntarily or involuntarily withdrawing from the Partnership for any reason, including an inability to continue serving as a General Partner by law or pursuant to the terms of this Agreement, if (i) the remaining General Partner(s), if any, shall fail to continue the business of the Partnership and reconstitute the Partnership as a successor limited partnership as provided in Section 7.2 and
(ii) the Investment Limited Partner shall fail to exercise the right provided in Section 7.3;

	(c)	The election to dissolve the Partnership made in
writing by the General Partners with the Consent of the Investment Limited Partner and the approval (if required) of each Lender and (if required) each Agency;

	(d)	The entry of a final decree of dissolution of the
Partnership by a court of competent jurisdiction; or

	(e)	Any other event which causes the dissolution of the
Partnership under the Uniform Act if the Partnership is not reconstituted pursuant to Section 7.2 or Section 7.3.

	Upon dissolution of the Partnership, the General Partners (or for purposes of this paragraph, their trustees, receivers or successors) shall cause the cancellation of the Certificate, liquidate the Partnership assets and apply and distribute the proceeds thereof in accordance with Section 10.3.
Notwithstanding the foregoing, if, during liquidation, the General Partners shall determine that an immediate sale of part or all of the Partnership's assets would be impermissible, impractical or cause undue loss to the Partners, the General Partners may defer liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy Partnership debts and obligations (except Subordinated Loans).


ARTICLE III

Mortgage, Refinancing and Disposition of Property  TC ARTICLE III
Mortgage, Refinancing and Disposition of Property \f C \l 1

	A.	The General Partners and their Affiliates, jointly and
severally, are hereby authorized to incur personal liability for the repayment of funds advanced by the Construction Lender (and interest thereon) pursuant to the Construction Mortgage.
However, from and after Permanent Mortgage Commencement, neither any General Partner nor any Related Person shall at any time bear, nor shall the General Partners permit any other Partner or any Related Person to bear, the Economic Risk of Loss for the payment of any portion of any Mortgage.

	B.	The Partnership may decrease, increase or refinance any
Permanent Mortgage and may make any required transfer or conveyance of Partnership assets for security or mortgage purposes, provided, however, any such decrease, increase or refinancing of the Permanent Mortgage may be made by the General
Partners only with the Consent of the Investment Limited Partner.

	C.	The Partnership may sell, lease, exchange or otherwise
transfer or convey all or substantially all the assets of the Partnership only with the Consent of the Investment Limited
Partner. Notwithstanding the foregoing and except as set forth in Section 6.2(a)(6), no Consent of the Investment Limited
Partner shall be required for the leasing of apartments to tenants in the normal course of operations or the leasing of all or substantially all the apartments to a public housing authority at rents satisfactory to each applicable Agency and Lender as expressed in writing.

	D.	The total compensation to all Persons for the sale of
the Apartment Complex shall be limited to a Competitive Real
Estate Commission, not to exceed six per cent (6%) of the contract price for the sale of the Apartment Complex.


ARTICLE IV

Partners; Capital  TC ARTICLE IV  Partners; Capital \f C \l 1

	4.1	Capital and Capital Accounts  TC 4.1	Capital and
Capital Accounts \f C \l 2

	(a)	The Capital Contribution of each Partner shall be as
set forth on Schedule A. No interest shall be paid on any Capital Contribution. No Partner shall have the right to withdraw its Capital Contribution or to demand and receive property of the Partnership in return for its Capital
Contribution, except as may be specifically provided in this Agreement or required by law.

	(b)	An individual Capital Account shall be established and
maintained on behalf of each Partner, including any additional or substituted Partner who shall hereafter receive an interest in the Partnership. In accordance with Treasury Regulation Section 1.704-1(b), the Capital Account of each Partner shall consist of
(i) the amount of cash such Partner has contributed to the Partnership plus (ii) the fair market value of any property such Partner has contributed to the Partnership net of any liabilities assumed by the Partnership or to which such property is subject plus (iii) the amount of profits or income (including tax-exempt income) allocated to such Partner less (iv) the amount of losses and deductions allocated to such Partner less (v) the amount of all cash distributed to such Partner less (vi) the fair market value of any property distributed to such Partner net of any liabilities assumed by such Partner or to which such property is subject less (vii) such Partner's share of any other expenditures which are not deductible by the Partnership for Federal income tax purposes or which are not allowable as additions to the basis of Partnership property and shall be (viii) subject to such other adjustments as may be required under the Code. The Capital
Account of a Partner shall not be affected by any adjustments to basis made pursuant to Section 743 of the Code but shall be adjusted with respect to adjustments to basis made pursuant to
Section 734 of the Code.

	The original Capital Account established for any Substituted Partner (as hereinafter defined) shall be in the same amount as, and shall replace, the Capital Account of the Partner which such Substituted Partner succeeds, and, for the purposes of this Agreement, such Substituted Partner shall be deemed to have made the Capital Contribution, to the extent actually paid in, of the Partner which such Substituted Partner succeeds. The term Substituted Partner, as used in this paragraph, shall mean a Person who shall become entitled to receive a share of the allocations and distributions of the Partnership by reason of such Person succeeding to all or any part of the Interest of a Partner by assignment of all or any part of a Partner's Interest.
To the extent a Substituted Partner receives less than 100% of the Interest of a Partner he succeeds, the original Capital
Account of such transferee Substituted Partner and his Capital Contribution shall be in proportion to the portion of the transferor Partner's Interest prior to the transfer which the transferee receives, and the Capital Account of the transferor Partner who retains a portion of his former Interest and his Capital Contribution shall continue, and not be replaced, in proportion to the portion of the transferor Partner's Interest prior to the transfer which the transferor Partner retains.
Nothing in this Section 4.1(b) shall affect the limitations on transferability of Interests set forth in Article VII or
Article VIII.

	4.2	General Partners  TC 4.2	General Partners \f C \l 2

	The name, address and Capital Contribution of each General Partner is as set forth on Schedule A.

	4.3	Limited Partners  TC 4.3	Limited Partners \f C \l 2

	(a)	The Investment Limited Partner, the Missouri Limited
Partner and the Special Limited Partner are hereby admitted to the Partnership as the sole Limited Partners and agree to be bound by the terms and provisions of the Project Documents and this Agreement. The name, address and Capital Contribution of each of the Investment Limited Partner, the Missouri Limited
Partner and the Special Limited Partner are as set forth on Schedule A.

	(b)	The General Partners shall have no authority to admit
additional Limited Partners without the Consent of the Investment
Limited Partner.

	4.4	Liability of the Limited Partners  TC 4.4	Liability
of the Limited Partners \f C \l 2

	None of the Investment Limited Partner, the Missouri Limited Partner, the Special Limited Partner and any Person who becomes an Additional Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership and shall only be liable to pay its respective Capital Contribution as and when the same is due hereunder and under the Uniform Act.

	4.5	Special Rights of the Investment Limited Partner and
the Special Limited Partner  TC 4.5	Special Rights of the
Investment Limited Partner and the Special Limited Partner \f C
\l 2

	(a)	Notwithstanding any other provision herein, to the
extent the law of the State is not inconsistent, each of the Investment Limited Partner and the Special Limited Partner shall have the right, subject to the prior written consent of each Agency and Lender (if such consent is required) to:

	(i)	dissolve the Partnership;

	(ii)	remove any General Partner and elect a new General
Partner (A) for any intentional misconduct or failure to exercise reasonable care with respect to any material matter in the discharge of its duties and obligations as a General
Partner (provided that such violation results in a material detriment to or an impairment of the Apartment Complex or assets of the Partnership), or (B) upon the occurrence of any of the following: (1) such General Partner shall have violated any material provisions of any Agency regulations applicable to the Apartment Complex; (2) such General
Partner shall have violated any material provision of this Agreement, or such General Partner shall have violated any material provision of applicable law; (3) an event of default shall have occurred under any Mortgage; or (4) such General Partner shall have conducted its own affairs or the affairs of the Partnership in such a manner as would
(a) cause the termination of the Partnership for Federal income tax purpose; or (b) cause the Partnership to be treated for Federal income tax purposes as an association taxable as a corporation; provided, however, that with respect to subsections (B)(1),(2) and (4) preceding, prior to exercising its rights the Investment Limited Partner and/or the Special Limited Partner shall first give notice to the General Partner of such event and the General Partner shall have thirty (30) days to cure such violation;

	(iii)	continue the business of the Partnership with
a substitute General Partner; or

	(iv)	approve or disapprove the sale of all or
substantially all of the assets of the Partnership.

	(b)	Upon the removal of a General Partner pursuant to
Section 4.5(a)(ii) above, (i) without any further action by any Partner, the Special Limited Partner or its designee shall automatically become a General Partner and acquire in consideration of a cash payment of $100 a 0.01% interest in the profits, losses, tax credits, Cash Flow and Capital Transaction distributions of the Partnership or such portion of the Interest of the removed General Partner as counsel to the Investment Limited Partnership shall determine is the minimum appropriate interest in order to assure the continued status of the Partnership as a partnership under the Code and under the Uniform Act, (ii) the remaining portion of the removed General Partner Economic Interest shall automatically be converted to an equal economic Interest as an Additional Limited Partner, (iii) the economic Interest of the Special Limited Partner as the Special Limited Partner shall continue unaffected by the new status of the Special Limited Partner or its designee as a General Partner, and (iv) the new General Partner shall automatically be irrevocably delegated all of the powers and duties of the General Partners pursuant to Section 6.13. The Special Limited Partner or any successor General Partner proposed by the Special Limited Partner shall have the option, exercisable in its sole discretion, to acquire the Interest of any removed General Partner upon payment of the agreed or then present fair market value of such Interest. Any dispute as to such value shall be submitted to a committee composed of three qualified real estate appraisers, one chosen by the removed General Partner, one chosen by the successor General Partner and the third chosen by the two so chosen. The proceedings of such committee shall conform to the rules of the American Arbitration Association, as far as appropriate, and its decision shall be final and binding. The expense of arbitration shall be born equally by the removed General Partner and the Partnership. The method of payment to the removed General Partner shall be fair and must protect the solvency and liquidity of the Partnership. The method of payment will be deemed presumptively fair where it provides for an interest-bearing promissory note coming due in five (5) years with equal installments of principal and interest each year. Interest shall be equal to the prime rate of the BankBoston plus one percent. In addition, upon removal, the Partnership must promptly pay to the removed General Partner all amounts then accrued and owing to the removed General Partner; provided, however, that notwithstanding the language of Section 6.12,
Article X, Article XI and any other provision hereof, no removed General Partner or any Affiliate thereof shall be entitled to receive any fee, compensation or other remuneration from the Partnership, other than (i) the above-described payment for the Interest, or portion thereof, of the removed General Partner, and
(ii) any such fee, compensation or other remuneration which had already been earned in full prior to the date of such removal. The Partnership is not authorized to enter into any arrangement whereby any fee, compensation or other remuneration could be payable directly or indirectly to any General Partner or Affiliate thereof in a manner inconsistent with the immediately preceding sentence unless the prior written consent of the Special Limited Partner shall have been obtained to such particular arrangement. The Partnership may offset against any payments to a General Partner so removed any damages suffered by the Partnership as a result of any breach of the obligations of such General Partner hereunder. A General Partner so removed will not be liable as a general partner for any obligations of the Partnership after the effective date of its removal. Each General Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to execute and deliver any and all documents and instruments on behalf of such General Partner as the Special Limited Partner may deem to be necessary or appropriate in order to effect the provisions of this Section 4.5 and to enable the new General Partner to manage the business of the Partnership.

	4.6	Meetings  TC 4.6	Meetings \f C \l 2

	The General Partners or Limited Partners holding more than 10% of the then outstanding Limited Partner Interests may call meetings of the Partnership for any matters for which the Limited Partners may vote as set forth in this Agreement. A list of the names and addresses of all Limited Partners shall be maintained as part of the books and records of the Partnership and shall be made available upon request to any Limited Partner or his representative at his cost. Upon receipt of a written request either in person or by certified mail stating the purpose(s) of the meeting, the General Partners shall provide all Limited Partners within ten (10) days after receipt of said request, written notice (either in person or by certified mail) of a meeting and the purpose of such meeting to be held on a date not less then fifteen (15) nor more than sixty (60) days after receipt of said request, at a time convenient to the Limited Partners. All meetings shall be held at the principal office of the Partnership.


ARTICLE V

Capital Contributions of the Investment Limited Partner and the Special Limited Partner TC ARTICLE V Capital
Contributions of the Investment Limited Partner and the Special
Limited Partner \f C \l 1

	5.1	Payments  TC 5.1	Payments \f C \l 2

	(a)	The Special Limited Partner's Capital Contribution of
$10 shall be paid in full in cash on the Admission Date. The Investment Limited Partner may deliver to the Partnership, on behalf of the Special Limited Partner, the Special Limited
Partner's Capital Contribution. The Missouri Limited Partner will make a Capital Contribution in the aggregate amount of $748,790, of which $5.00 has been paid to the Partnership as of the Admission Date. The balance of its Capital Contribution will be paid to the Partnership in the amount of $654,827 on the due date for the Second Installment and $93,958 on the due date for the Third Installment. The Investment Limited Partner's Capital Contribution shall be paid in cash installments (the
Installments), as follows:

	(1)	$1,693,431 (the First Installment) shall be paid
on the latest of (i) the Admission Date, (ii) receipt of the Permanent Mortgage Commitment and the Grant commitment, and
(iii) closing of the Construction Mortgage;

	(2)	$ -0- (the Second Installment) shall be paid on
the latest of (i) the Completion Date, (ii) Cost
Certification, (iii) receipt of a current endorsement to Title Policy, (iv) receipt of the Construction Contract
Payment Letter, (v) receipt of an estoppel letter from the Construction Lender, (vi) compliance with Due Diligence
Recommendations and (vii) satisfaction of all the conditions to the payment of the First Installment;

	(3)	$239,044 (the Third Installment) shall be paid on
the latest of (i) the Initial 100% Qualified Occupancy Date,
(ii) achievement of the Rental Achievement, (iii) Permanent Mortgage Commencement, (iv) State Designation or
(v) satisfaction of all the conditions to the payment of the First and Second Installments; and

	(4)	$141,119 upon the later to occur of (i) Rental
Achievement Confirmation or (ii) satisfaction of all the conditions to the payment of the First Second and Third
Installments;

provided, however, that the General Partners shall give to the Investment Limited Partner not less than 21 days' written notice prior to the due date of each Installment subsequent to the First
Installment.

	(b)	The obligation of the Investment Limited Partner to pay
each Installment is conditioned upon delivery by the General
Partners to the Investment Limited Partner of a written certificate (the Payment Certificate) stating that as of the date of such certificate (i) all the conditions to the payment of such Installment have been satisfied and (ii) all representations and warranties of the General Partners contained in this Agreement are true and correct. Except as provided in the final sentence of this Section 5.1(b), acceptance by the Partnership of any Installment shall constitute a confirmation that, as of the date of payment, all such conditions are satisfied and all such representations and warranties are true and correct. The obligation of the Investment Limited Partner to pay the First Installment is also conditioned upon delivery by the General
Partners to the Investment Limited Partner of (i) a legal opinion of independent counsel to the Partnership, which opinion must be satisfactory to the Investment Limited Partner as to form, content and identity of counsel and (ii) a photocopy of the Title Policy. In no event shall any Installment become due until all Installments listed prior to the Installment in question in
Section 5.1(a) shall have become due. Notwithstanding the foregoing, however, if at any time prior to the date when an Installment becomes due and payable, the Partnership has an Operating Deficit (expenses in excess of revenues which the General Partners would be required to fund pursuant to Section
6.10), then the Investment Limited Partner may, at its option, waive the requirement of the delivery of the Payment Certificate or any other condition with respect to part or all of such Installment and pay such part or all of such Installment, provided that the proceeds of the amount so paid are used by the Partnership to fully fund such Operating Deficit; provided, however, that if the proceeds of such amount so paid are designated in Section 6.12 to be used to pay fee(s), then such proceeds shall be utilized to pay such fee(s) and the recipient(s) thereof shall be required to, and hereby agree to, utilize the proceeds of such fee(s) to fund such Operating
Deficit, in which case the Investment Limited Partner is hereby authorized to directly fund such Operating Deficits with such funds then being deemed to have been paid as aforesaid.

	(c)	The Payment Certificate for each Installment shall be
dated and delivered not less than 10 nor more than 30 days prior to the due date for such Installment.

	(d)	If, as of the date when an Installment would otherwise
be due, any statement required to be made in the Payment
Certificate for such Installment cannot be truthfully made, the General Partners shall notify the Investment Limited Partner of the reason why such statement would be untrue if made, and such Investment Limited Partner shall not be required to pay such Installment; provided, however, that if (i) any such statement can subsequently be truthfully made and (ii) the Investment
Limited Partner has not irrevocably lost, in the good faith judgment of the Investment General Partner, any material tax or other benefits hereunder, then the Investment Limited Partner shall pay such Installment to the Partnership 30 days after delivery by the General Partners to the Investment Limited
Partner of the Payment Certificate together with an explanation of the manner in which each such statement had become true.

	(e)	If with respect to any fiscal year all or a portion of
which occurs during the 60-month period commencing on the later of (i) Admission Date or (ii) the date on which the first building in the Apartment Complex is placed in service for the purposes of Section 42 of the Code (a Reduction Year) the Actual Credit is or was less than the Projected Credit, then the Capital Contribution of the Investment Limited Partner shall be reduced by the Reduction Amount. The Reduction Amount shall be equal to the sum of (A) the excess of the Projected Credit for such year over the Actual Credit for such year multiplied by .986 plus (B) the amount of any recapture, interest or penalty payable by the limited partners and/or holders of beneficial assignee certificates of the Investment Limited Partner as a result of such shortfall, assuming that each limited partner and/or holder of a beneficial assignee certificate in the Investment Limited
Partner used all of the Tax Credits allocated to him in the year of allocation and that each such Person was subject to interest at the rate set forth in Section 6621(a)(2) of the Code and to the penalty for understatement of tax set forth in Section
6662(d) of the Code. The Auditors shall make their determination of the amount of the Actual Credit with respect to each Reduction
Year within 30 days following the end of such year. The Capital Contribution of the Investment Limited Partner shall be subject to reduction as hereinabove described with respect to each Reduction Year. Any Reduction Amount shall, at the option of the Investment Limited Partner, either first be applied to reduce the Installment next due to be paid by the Investment Limited
Partner, with any portion of such reduction in excess of the amount of such Installment then being applied to reduce succeeding Installments, provided that if no further Installments remain to be paid or if the Reduction Amount shall exceed the sum of the amounts of the remaining Installments, then the entire Reduction Amount or the balance of the Reduction Amount, as the case may be, shall be paid by the General Partners to the Investment Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty or (ii) be paid in its entirety by the General Partners to the Investment Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, regardless of the reason for such reduction.

	(f)	In the event that, for any reason, at any time after
the end of the fiscal year during which there occurs the 60-month anniversary of the later of (i) the Admission Date or (ii) the date on which the first building in the Apartment Complex is placed in service for the purposes of Section 42 of the Code, the amount of the Actual Credit shall be less than the Projected
Credit with respect to any fiscal year of the Partnership (such difference being hereinafter referred to as a Credit Shortfall), the Investment Limited Partner shall be treated as having made a constructive advance to the Partnership with respect to such year
(a Credit Recovery Loan), which shall be deemed to have been made on January 1 of such year in an amount equal to the sum of
(i) the Credit Shortfall for such year plus (ii) the amount of any recapture, interest or penalty payable by the limited partners and/or holders of beneficial assignee certificates of the Investment Limited Partner as a result of the Investment
Limited Partner's Credit Shortfall for such year, assuming that each limited partner and/or holder of a beneficial assignee certificates in the Investment Limited Partner used all of the Tax Credits allocated to him in the year of allocation and that each such Person was subject to interest at the rate set forth in
Section 6621(a)(2) of the Code and to the penalty for understatement of tax set forth in Section 6662(d) of the Code.
The Credit Recovery Loans shall be deemed to bear simple (not compounded) interest from the respective dates on which such principal advances shall have been deemed to have been made under this Section 5.1(f) at 9% per annum. Credit Recovery Loans shall be payable by the Partnership as provided in Section 10.2(b), Clause Fourth.

	(g)	In the event that at any time after the Completion Date
the product of the Apartment Complex's qualified basis and its applicable percentage (as such terms are defined in Section 42 of the Code) is determined by the Auditors, Tax Accountants or the Service to be such that the Partnership will not be eligible to receive Tax Credit in an annual dollar amount of at least
$288,028, then (a) the General Partners shall pay to the Investment Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, an amount equal to 9.86 multiplied by the difference between
(i) $288,028 and (ii) 99.99% of the total amount of Tax Credit allocated and available to the Partnership and (b) the Projected
Credit for each year shall thereafter be redefined to mean 99.99% of the total amount of Tax Credit actually so allocated and available to the Partnership for such year (the Revised Projected Credit).

	(h)	If with respect to any fiscal year all or a portion of
which occurs during the 60-month period commencing on the later of (i) Admission Date or (ii) the date on which the first building in the Apartment Complex is placed in service for the purposes of Section 42 of the Code (a Missouri Reduction Year) the Missouri Actual Credit is or was less than the Projected
Missouri Credit, then the Capital Contribution of the Missouri
Limited Partner shall be reduced by the Missouri Reduction
Amount. The Missouri Reduction Amount shall be equal to the sum of (A) the excess of the Missouri Projected Credit for such year over the Actual Missouri Credit for such year multiplied by .26 plus (B) the amount of any recapture, interest or penalty payable by the limited partners and/or holders of beneficial assignee certificates of the Missouri Limited Partner as a result of such shortfall, assuming that each limited partner and/or holder of a beneficial assignee certificate in the Missouri Limited Partner used all of the Missouri Tax Credits allocated to it in the year of allocation and that each such Person was subject to interest at the rate set forth in Section 6621(a)(2) of the Code and to the penalty for understatement of tax set forth in Section
6662(d) of the Code. The Auditors shall make their determination of the amount of the Missouri Actual Credit with respect to each Missouri Reduction Year within 30 days following the end of such year. The Capital Contribution of the Missouri Limited Partner shall be subject to reduction with respect to each Missouri
Reduction Year. Any Missouri Reduction Amount shall either first be applied to reduce the installment or installments of Capital Contributions next due to be paid by the Missouri Limited
Partner; provided that if no further installment remains to be paid or if such installment is less than the Missouri Reduction Amount, then the Missouri Reduction Amount (or unpaid portion thereof) shall be paid by the General Partners to the Missouri
Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty or (ii) be paid in its entirety by the General Partners to the Missouri Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, regardless of the reason for such reduction.

	(i)	In the event that at any time after the Completion Date
the product of the Apartment Complex's qualified basis and its applicable percentage (as such terms are defined in Section 42 of the Code) is determined by the Auditors, Tax Accountants or the Service to be such that the Partnership will not be eligible to receive Missouri Tax Credit in an annual dollar amount of at least $288,028, then (a) the General Partners shall pay to the Missouri Limited Partner promptly after demand is made therefor, as a payment of damages for breach of warranty, an amount equal to 2.6 multiplied by the difference between $288,028 and (b) the Missouri Projected Credit for each year shall thereafter be redefined to mean the total amount of Missouri Tax Credit actually so allocated and available to the Partnership for such year (the Revised Missouri Projected Credit).

	5.2	Return of Capital Contributions  TC 5.2	Return of
Capital Contributions \f C \l 2

	(a)	Failure to Complete and Loss of the Tax Credit.  If
(i) all 48 apartment units in the Apartment Complex shall not have been placed in service by December 31, 1999 (or any later date fixed by the General Partners with the consent of the Investment Limited Partner), or (ii) within twelve (12) months from the Completion Date (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner) less than 47 apartment units in the Apartment Complex shall have been initially occupied by tenants meeting the terms of the Minimum Set-Aside Test under executed leases which shall have received any necessary Agency or Lender approvals at rental levels meeting the requirements of the Rent Restriction Test, or (iii) Permanent Mortgage Commencement shall not have occurred prior to June 30, 2000 (or any later date fixed by the General Partners with the Consent of the Investment Limited Partner), or (iv) State Designation shall not have occurred by December 31, 1999 (or any later dates fixed by the General Partners with the Consent of the Investment Limited Partner), or (v) the Partnership shall fail to meet the Minimum Set-Aside Test or the Rent Restriction Test as to any building in the Apartment Complex by December 31st of the first year of the compliance period (as defined in Section 42(i) of the Code) for such building and/or fails to continue to meet either such Test at any time during the 60-month period commencing on such date, or (vi) Rental Achievement has not been achieved within twelve months from the Completion Date, or
(vii) prior to Permanent Mortgage Commencement, (a) foreclosure proceedings shall have commenced under the Construction Mortgage and such proceedings shall not have been dismissed within 60 days, (b) any of the commitments of the Permanent Lender or any Agency to provide the Permanent Mortgage and/or any subsidy financing shall have been terminated or withdrawn and not reinstated or replaced within 90 days with terms equally or more favorable to the Investment Limited Partner or terms for which the Consent of the Investment Limited Partner and (to the extent required) the approval of each Agency and Lender shall have been obtained, or (c) the Construction Lender shall have irrevocably refused to make any further advances under the Construction Mortgage and such decision shall not have been reversed or the Construction Lender replaced within 60 days, (viii) if at any time it shall be determined by the Service or by the Tax Accountants that as of December 31, 1998 the Partnership had not incurred capitalizable costs with respect to the Apartment
Complex of at least 10% of the Partnership's reasonably expected basis in the Apartment Complex as of December 31, 2000, or
(ix) by June 30, 1999, the Partnership shall not have received from MHDC a carryover allocation of Tax Credit pursuant to
Section 42(h)(1)(E) of the Code dated no later than December 31, 1998 in an annual dollar amount of not less than $288,028, then the General Partners shall, within 15 days of the occurrence thereof, send to the Investment Limited Partner, the Missouri Limited Partner, and the Special Limited Partner notice of such event and of their obligation to repurchase the Interest of the Investment Limited Partner, the Missouri Limited Partner, and the Special Limited Partner by paying to the Investment Limited
Partner and the Special Limited Partner an amount equal to each such Partner's Invested Amount in the event the Investment
Limited Partner, the Missouri Limited Partner, and the Special Limited Partner so require. If either the Special Limited
Partner, the Missouri Limited Partner, or the Investment Limited Partner elects to require a repurchase of its Interest and the payment to it of an amount equal to its Invested Amount, it shall send notice thereof to the Partnership within 30 days after the mailing date of the General Partners' notice (or at any time after the occurrence of any of the foregoing if the General Partners shall not have sent such a notice thereof), and the General Partners shall within 30 days thereafter repurchase the Interest of such Partner by paying to such Partner an amount equal to its Invested Amount plus the amount of any third party costs incurred by or on behalf of such Partner in implementing this Section 5.2(a).

	(b)	Lender or Agency Disapproval.  If any Lender or Agency
shall disapprove, or fail to give any required approval of, the Investment Limited Partner or the Special Limited Partner as a
Limited Partner hereunder within 180 days of its admission to the Partnership, then such Partner shall, effective as of such time or such later time as may be selected by the Investment General Partner (or such other time as may be specified by the Lender or Agency in its disapproval), at the option of the Partner being disapproved or not approved (if not directed by a Lender or Agency to withdraw) cease to be a Limited Partner. The General Partners shall, within 10 days of the effective date of the termination, pay to the Partner being disapproved or not approved an amount equal to its Invested Amount.

	(c)	Substitution and Indemnification.  Upon receipt by the
Investment Limited Partner and/or the Special Limited Partner of the amount due to it pursuant to either Section 5.2(a) or
Section 5.2(b), the Interest of such Partner shall terminate, and the General Partners shall indemnify and hold harmless such Partner from any losses, damages, and liabilities to which such Partner (as a result of its participation hereunder) may be subject.

	(d)	Waiver of Repurchase Right.  The Investment Limited
Partner shall have the right to irrevocably waive its right to have its Interest repurchased pursuant to any clause or clauses of Section 5.2(a), or any portion thereof, at any time during which any of such rights shall be in effect (the Repurchase Period). Such a waiver shall be exercised by delivery to the General Partners of a written notice stating that the rights being waived pursuant to any specified clause or clauses of
Section 5.2(a), or any specified portion thereof, are thereby waived from that date forward.

	(e)	Additional General Partner.  If the General Partners
shall fail to make on the due date therefor any payment required under Section 5.2(a) or Section 5.2(b), time being of the essence, then the Special Limited Partner, in its sole discretion, may cause itself or its designee to be admitted as an additional General Partner without any further action by any other Partner. Upon any such admission of an additional General Partner, each pre-existing General Partner shall be deemed to have assigned proportionally to the additional General Partner, automatically and without further action, such portion of its General Partner Economic Interest so that the additional General Partner shall receive not less than a one hundredth of one per cent (0.01%) interest in the profits, losses, tax credits, Cash Flow and Capital Transaction distributions of the Partnership in consideration of $10 and any other consideration which may be agreed upon. The pre-existing General Partners shall retain the remaining portion of the General Partner
Economic Interest. An additional General Partner so admitted shall automatically become the Managing General Partner and be irrevocably delegated all of the power and authority of all of the General Partners pursuant to Section 6.13. Any such additional General Partner shall have the right to withdraw as a General Partner at any time, leaving the pre-existing General Partners once again as the only General Partners, the provisions of Article VII notwithstanding. Each Partner hereby grants to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law and coupled with an interest, to amend the Certificate and this Agreement and to do anything else which, in the view of the Special Limited Partner, may be necessary or appropriate to accomplish the purposes of this Section 5.2(e) or to enable any additional General Partner admitted pursuant to this Section 5.2(e) to manage the business of the Partnership. The admission of an additional General
Partner shall not relieve any other General Partner of any of its economic obligations hereunder, and each other General Partner shall fully indemnify and hold harmless the additional General Partner from and against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner, which claims result from the actions or omissions of the General Partners prior to the admission of the additional General Partner.

	5.3	Default by Investment Limited Partner or Missouri
Limited Partner  TC 5.3	Default by Investment Limited Partner or
Missouri Limited Partner \f C \l 2

	(a)	In the event that the Investment Limited Partner shall
fail to pay any Installment which shall become due to the Partnership or the Missouri Limited Partner shall fail to make any installment of its Capital Contribution pursuant to Section
5.1 and, in either case, such failure shall continue for 21 days
(or such additional time as may be provided pursuant to Section 5.3(b) below) following the receipt of written notice of such failure by the Investment Limited Partner or Missouri
Limited Partner (the Cure Period), then the Investment Limited
Partner or the Missouri Limited Partner (the Defaulting Limited Partner) shall be in default hereunder (a Default) and the Partnership shall be entitled to exercise all remedies at law and in equity, including without limitation exercise of its rights as a secured creditor as referred to below. Interest on any amounts in default shall accrue from and after the Default at the Applicable Federal Rate.

	(b)	In the event the Defaulting Limited Partner shall
dispute the claim by the General Partners that a particular Installment or amount is currently due and payable, it may send notice to such effect to the General Partners stating the basis for its dispute and offering to submit such dispute to arbitration as provided in subparagraph (c) below. The Cure Period referred to in subparagraph (a) above shall be suspended by the sending of such notice and (i) shall recommence at the point of suspension (i.e., beginning with the number of days elapsed when such suspension occurred) upon delivery to the Defaulting Limited Partner of the arbitrator's final determination (if adverse to the Defaulting Limited Partner) as provided in subparagraph (c) below or (ii) shall begin anew (i.e., a new 21-day Cure Period shall begin to run) upon receipt by the Defaulting Limited Partner of notice from the General Partners to the effect that the General Partners have eliminated the cause for the dispute and that the Installment or amount in question is now due and payable.

	(c)	In the event the Defaulting Limited Partner elects to
arbitrate a dispute relating to the payment of an Installment or amount hereunder, such matter shall be submitted to arbitration in the manner provided under the Commercial Arbitration Rules of the American Arbitration Association then in effect. Such arbitration shall be conducted in Little Rock, Arkansas, before a single arbitrator chosen in accordance with such rules and shall be binding on all parties to the dispute. Judgment on the award of such arbitrator may be rendered by any court having jurisdiction of such parties on the subject matter. All reasonable out-of-pocket costs and expenses of arbitration shall be borne by the losing party thereto unless the arbitrator shall expressly determine that a different allocation of such cost is equitable under the circumstances. Further, in the event that the Defaulting Limited Partner is the losing party, interest shall be payable to the Partnership on the amount of the Capital Contribution determined by the arbitrator to be payable from the original due date of such Capital Contribution to the actual payment date at the prime rate of BankBoston, plus 1% per annum.

	(d)	The Investment Limited Partner and the Missouri Limited
Partner shall each execute a separate security agreement and financing statements pursuant to which a security interest will be granted to the Partnership in the Interests of the Limited
Partner and the Missouri Limited Partner hereunder to secure the obligation of each such Limited Partner to pay all of its Capital
Contribution to the Partnership.

	(e)	During the period the Defaulting Limited Partner is in
Default hereunder, the Defaulting Limited Partner shall not be entitled to participate in the sharing of any of the profits, losses or tax credits deriving from Partnership operations during such period of Default or from sales, exchanges or refinancings of Partnership property effected during such period of Default, nor (except as provided below) shall such Defaulting Limited
Partner be entitled to receive Partnership distributions attributable to such period of Default. Any allocation of profits, gains, losses or credits which would have been allocable to the Defaulting Limited Partner (but for its default) shall be allocated to the General Partners on a pro rata basis in accordance with their respective Interests; any distributions which would have been distributable to the Defaulting Limited
Partner in respect of such period of Default shall be retained by the Partnership and applied to the amount in Default (and interest thereon, as provided in subparagraph (a)) until such Default shall have been cured and any balance thereof shall be remitted to the Defaulting Limited Partner.

	(f)	This Section 5.3 shall be void and of no further force
or effect as to each of the Investment Limited Partner or Missouri Limited Partner from and after the date upon which the Partnership receives the Fourth Installment of the Capital
Contribution (in the case of the Investment Limited Partner) or the balance of its Capital Contribution pursuant to Section 5.1
(in the case of the Missouri Limited Partner).


ARTICLE VI

Rights, Powers and Duties of General Partners  TC ARTICLE VI
Rights, Powers and Duties of General Partners \f C \l 1

	6.1	Authorized Acts  TC 6.1	Authorized Acts \f C \l 2

	Subject to Section 6.2, Section 6.3, Section 6.5(j) and all other provisions of this Agreement, the General Partners for, in the name and on behalf of the Partnership are hereby authorized to do the following in furtherance of the purposes of the
Partnership:

	(1)	To acquire by purchase, lease, exchange or
otherwise any real or personal property;

	(2)	To construct, operate, maintain, finance and
improve, and to own, sell, convey, assign, mortgage or lease any real estate and any personal property;

	(3)	To borrow money and issue evidences of
indebtedness and to secure the same by mortgage, pledge or other lien on the Apartment Complex or any other assets of the Partnership;

	(4)	To execute the Construction and Permanent
Mortgages, the Project Documents and all such other documents as the General Partners deem necessary or appropriate in connection with the acquisition, development and financing of the Apartment Complex;

	(5)	To prepay in whole or in part, refinance or modify
the Construction and Permanent Mortgages or any other financing affecting the Apartment Complex;

	(6)	To employ the Management Agent (which may be an
Affiliate of the General Partners) and to pay reasonable compensation for its services;

	(7)	To employ their respective Affiliates to perform
services for, or sell goods to, the Partnership;

	(8)	To execute contracts with any Agency, the State or
any subdivision or agency thereof or any other government agency to make apartments or tenants in the Apartment
Complex eligible for any public-subsidy program;

	(9)	To execute leases of some or all of the apartment
units of the Apartment Complex to a public housing authority and/or to a non-profit corporation, cooperative or other non-profit Entity; and

	(10)	To enter into any kind of activity and to perform
and carry out contracts of any kind which may be lawfully carried on or performed by a partnership and to file all certificates and documents which may be required under the laws of the State.

	6.2	Restrictions on Authority  TC 6.2	Restrictions on
Authority \f C \l 2

	(a)	Notwithstanding any other Section of this Agreement,
the General Partners shall have no authority to perform any act in violation of applicable law, Agency or other government regulations, requirements of any Lender, or the Project
Documents. In the event of any conflict between the terms of this Agreement and any applicable Agency or other government regulations or requirements of any Lender, the terms of such regulations or requirements shall govern. Neither shall the General Partners have any authority to do any of the following acts without the Consent of the Investment Limited Partner:

	(1)	To have borrowings (which shall not be deemed to
mean trade payables) in excess of $20,000 in the aggregate at any one time outstanding on the general credit of the Partnership, except borrowings constituting Subordinated
Loans;

	(2)	To borrow from the Partnership or commingle
Partnership funds with funds of any other Person;

	(3)	Following the Completion Date, to construct any
new or replacement capital improvements on the Apartment
Complex which substantially alter the Apartment Complex or its use or which are at a cost in excess of $10,000 in a single Partnership fiscal year, except (a) replacements and remodeling in the ordinary course of business or under emergency conditions or (b) construction paid for from insurance proceeds;

	(4)	To acquire any real property in addition to the
Apartment Complex;

	(5)	Following Permanent Mortgage Commencement, to
increase, modify the terms of or refinance the Permanent
Mortgage;

	(6)	To rent apartments in the Apartment Complex such
that the Apartment Complex would not meet the requirements of the Minimum Set- Aside Test or the Rent Restriction Test;

	(7)	To sell, exchange or otherwise convey or transfer
the Apartment Complex or substantially all the assets of the Partnership;

	(8)	To terminate any agreement with an Agency;

	(9)	To cause the Partnership to commence a proceeding
seeking any decree, relief, order or appointment in respect to the Partnership under the federal bankruptcy laws, as now or hereafter constituted, or under any other federal or state bankruptcy, insolvency or similar law, or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for the Partnership or for any substantial part of the Partnership's business or property, or to cause the Partnership to consent to any such decree, relief, order or appointment initiated by any Person other than the Partnership;

	(10)	To pledge or assign any of the Capital
Contribution of the Investment Limited Partner or the proceeds thereof;

	(11)	To do any act required to be approved or ratified
by all limited partners under the Uniform Act; or

	(12)	To amend the Construction Contract, except for
change orders approved by the Lender.

	(b)	In the event that any General Partner violates any
provision of Section 6.2(a), the Special Limited Partner shall give notice to the General Partners of such violation. If such violation has not been cured within five (5) business days of receipt of such notice, then the Special Limited Partner, in its sole discretion, may cause itself or its designee to be admitted as an additional General Partner without any further action by any other Partner. Upon any such admission of an additional General Partner, each pre-existing General Partner shall be deemed to have assigned proportionally to the additional General Partner, automatically and without further action, such portion of its General Partner Economic Interest so that the additional General Partner shall receive not less than a one hundredth of one per cent (0.01%) interest in the profits, losses, tax credits, Cash Flow and Capital Transaction distributions of the Partnership in consideration of $100.00 and any other consideration which may be agreed upon. The pre-existing General Partners shall retain the remaining portion of the General
Partner Economic Interest. An additional General Partner so admitted shall automatically become the Managing General Partner and be irrevocably delegated all of the power and authority of all of the General Partners pursuant to Section 6.13. Any such additional General Partner shall have the right to withdraw as a General Partner at any time, leaving the pre-existing General Partners once again as the only General Partners, the provisions of Article VII notwithstanding. Each Partner hereby grants to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law and coupled with an interest, to amend the Certificate and this Agreement and to do anything else which, in the view of the Special Limited Partner, may be necessary or appropriate to accomplish the purposes of this Section 6.2(b) or to enable any additional General Partner admitted pursuant to this Section 6.2(b) to manage the business of the Partnership. The admission of the Special Limited Partner or its designee as an additional General Partner shall not relieve any other General Partner of the Special Limited Partner or its designee as any of its economic obligations hereunder, and each other General Partner shall fully indemnify and hold harmless the additional General Partner from and against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner, which claims result from the actions or omissions of the General Partners prior to the admission of the additional General Partner.

	(c)	Neither the Investment General Partner nor any
Affiliate thereof shall be given an exclusive right to sell, or exclusive employment to sell, the Apartment Complex.

	6.3	Personal Services  TC 6.3	Personal Services \f C \l
2

	No General Partner or Affiliate thereof shall receive any salary or other compensation except as may be provided in
Section 6.12 and Article XI or as to which the prior written consent of the Special Limited Partner shall have been obtained to the precise terms thereof prior to the commencement of such services or the provision of such goods. Any Partner may engage independently or with others in other business ventures of every nature and description including the ownership, operation, management, syndication and development of competing real estate; neither the Partnership nor any other Partner shall have any rights in and to such independent ventures or the income or profits derived therefrom.

	6.4	Business Management and Control; Tax Matters Partner
TC 6.4	Business Management and Control; Tax Matters Partner \f
C \l 2

	Subject to the provisions of this Agreement, the General Partners shall have the exclusive right to control the business of the Partnership. The Investment Limited Partner shall have no right to take part in the management or control of the business of the Partnership or to transact any business in the name of the Partnership. No provision of this Agreement which makes the Consent of the Investment Limited Partner a condition for the effectiveness of an action taken by the General Partners is intended, and no such provision shall be construed, to give the Investment Limited Partner any participation in the control of the Partnership business. The Investment Limited Partner and the Special Limited Partner hereby consent to the exercise by the General Partners of the powers conferred on them by law and this Agreement, and the General Partners agree to exercise control of the business of the Partnership only in accordance with the provisions of this Agreement. All Partners hereby agree that Phillips Development Corporation shall serve as the Tax Matters Partner. In the case of litigation, the Tax Matters Partner is required to file suit in the United States Tax Court unless the Consent of the Investment Limited Partner is obtained to file suit in the United States Claims Court or the United States District Court. Nothing herein shall be construed to restrict the Partnership from engaging the Auditors to assist the Tax Matters Partner in discharging its duties hereunder.

	6.5	Duties and Obligations  TC 6.5	Duties and
Obligations \f C \l 2

	(a)	The General Partners shall manage the affairs of the
Partnership to the best of their ability, shall use their best efforts to carry out the purpose of the Partnership, and shall devote to the Partnership such time as may be necessary for the proper performance of their duties and the business of the Partnership. The General Partners shall promptly take all action which may be necessary or appropriate for the proper development, maintenance and operation of the Apartment Complex in accordance with the provisions of this Agreement, the Project Documents and applicable laws and regulations including, without limitation, funding the Construction and Development Fee to the extent
Capital Contributions are insufficient. The General Partners are responsible for the management and operation of the Partnership, including the oversight of the rent-up and operational stages of the Apartment Complex.

	(b)	The General Partners shall use their best efforts to
cause the Partnership to generate Cash Flow for distribution to the Partners at the maximum realizable level in view of (i) any applicable Agency regulations, (ii) all Lender requirements,
(iii) the Minimum Set-Aside Test and (iv) the Rent Restriction
Test, and, if necessary, the General Partners shall also use their best efforts to obtain approvals and implementation of appropriate adjustments in the rental schedule of the Apartment Complex.

	(c)	The General Partners shall obtain and keep in force,
during the term of the Partnership, comprehensive casualty insurance, including, but not limited to fire and other risks generally included under extended coverage policies, workmen's compensation and public liability insurance in favor of the Partnership (i) with such companies and in such amounts as shall be satisfactory to each Agency and Lender, or, if the Apartment Complex is no longer subject to Agency or Lender regulation or requirements, as shall be customary for apartment complexes such as the Apartment Complex and (ii) in amounts which shall be
(A) no less than those amounts which are customary in the area for apartment complexes similar to the Apartment Complex, (B) no less than such amounts as may be reasonably requested by the Investment Limited Partner from time to time, and (C) in any event, sufficient to prevent the Partnership from becoming a co-insurer under any such policies. No deductibles on such policies may exceed $1,000. The public liability insurance in favor of the Partnership shall be in an amount not less than $6,000,000
(of which up to $5,000,000 may be provided under an umbrella policy). Through the Completion Date, or such later date as may be required by the Construction Lender, the General Partners shall also cause the Partnership to obtain and keep in force a builder's risk policy in favor of the Partnership in an amount not less than the greater of (i) the full replacement value of the Apartment Complex (excluding the value of the underlying land, the site utilities and the foundations) or (ii) such other amount as shall be required by the Construction Lender.
Throughout the term of the Partnership, the General Partners shall provide copies of all such policies (or binders) to the Investment Limited Partner promptly after their receipt thereof.

	(d)	The obligations of the General Partners hereunder shall
be the joint and several obligations of each General Partner.
Except as otherwise provided in Sections 4.5(b) and 7.1, such obligations shall survive any Withdrawal of a General Partner from the Partnership.

	(e)	The General Partners shall establish and maintain
reasonable reserves to provide for working capital needs, improvements, replacements and any other contingencies of the Partnership. At a minimum, beginning at the time of Permanent Mortgage Commencement, the General Partners shall cause the Partnership to annually deposit $9,600 from its Cash Flow into replacement reserves; to the extent that Cash Flow (as determined before deduction of this reserve deposit) for any year shall be insufficient to make such deposit in full, the General Partners shall fund such shortfall from their own funds as a Subordinated Loan. Further, the General Partners shall establish an operating reserve account on or prior to the Completion Date in the amount of $24,000.

	(f)	Each General Partner shall be bound by the Project
Documents, and no additional General Partner shall be admitted if he, she or it has not first agreed to be bound by this Agreement (and assume the obligations of a General Partner hereunder) and by the Project Documents to the same extent and under the same terms as the other General Partners.

	(g)	The General Partners shall take all actions necessary
to ensure that the Investment Limited Partner receives the full amount of the Projected Credit, including, without limitation, the rental of apartments to appropriate tenants, the filing of annual certifications as may be required and the maintenance and storage of Tax Credit Compliance records as required in
Section 12.9. In this regard, the General Partners shall, inter alia, cause (i) the Partnership to satisfy all requirements imposed from time to time under the Code with respect to rental levels and occupancy by qualified tenants by the end of the first year of the compliance period (as defined in Section 42(i) of the Code) of its respective building so as to permit the Partnership to be entitled to the Tax Credit throughout the compliance period specified in the Code, (ii) the Partnership to comply with all State Tax Credit monitoring procedures, (iii) all dwelling units in the Apartment Complex to be leased for periods of not less than six months to persons satisfying the Rent Restriction Test,
(iv) the Partnership to make all appropriate Tax Credit elections in a timely fashion, and (v) all rental units in the Apartment Complex to be of equal quality with comparable amenities available to low-income tenants on a comparable basis without separate fees.

	(h)	On or before the Admission Date, the General Partners
shall provide to the Investment Limited Partner either (i) an appraisal of the Apartment Complex prepared by a competent independent appraiser or (ii) completed Farmers Home
Administration Forms 1924-13 (estimate and certificate of actual cost) and 1930-7 (statement of budget, income and expense) or HUD project cost and budget analysis on Form 2264, or any successor Farmers Home Administration, HUD or Agency form, any comparable form of a state or other governmental agency, including any applicable Tax Credit allocation agency, setting forth estimates with respect to construction and mortgage financing costs and initial rental income and operating expense figures for the Apartment Complex.

	(i)	The General Partners shall (i) not store (except in
compliance with all laws, ordinances, and regulations pertaining thereto) or dispose of any Hazardous Material at the Apartment Complex, or at or on any other Site or Vessel owned, occupied, or operated either by any General Partner, any Affiliate of a General Partner, or any Person for whose conduct any General Partner is or was responsible; (ii) neither directly nor indirectly transport or arrange for the transport of any Hazardous Material (except in compliance with all laws, ordinances, and regulations pertaining thereto); (iii) provide the Investment Limited Partner with written notice (x) upon any General Partner's obtaining knowledge of any potential or known release, or threat of release, of any Hazardous Material at or from the Apartment Complex or any other Site or Vessel owned, occupied, or operated by any General Partner, any Affiliate of a General Partner or any Person for whose conduct any General
Partner is or was responsible or whose liability may result in a lien on the Apartment Complex; (y) upon any General Partner's receipt of any notice to such effect from any Federal, state, or other governmental authority; and (z) upon any General Partner's obtaining knowledge of any incurrence of any expense or loss by any such governmental authority in connection with the assessment, containment, or removal of any Hazardous Material for which expense or loss any General Partner may be liable or for which expense or loss a lien may be imposed on the Apartment Complex.

	(j)	The General Partners shall use their best efforts to
cause the Investment Limited Partner to be named as an interested party in the Permanent Mortgage documents, so that the Permanent Lenders will be required to notify the Investment Limited Partner of any default or other problem under the Permanent Mortgage.*

	6.6	Representations and Warranties  TC 6.6	Representations
and Warranties \f C \l 2

	The General Partners represent and warrant to the Investment Limited Partner, the Missouri Limited Partner and the Special
Limited Partner as follows:

	(1)	The Partnership is a duly organized limited
partnership validly existing and in good standing under the laws of the State and has complied with all filing requirements necessary to preserve the limited liability of the Investment Limited Partner, the Missouri Limited Partner and the Special Limited Partner.

	(2)	No event or proceeding has occurred or is pending
or threatened which would (a) materially adversely affect the Partnership or its properties, or (b) materially adversely affect the ability of the General Partners or any of their Affiliates to perform their respective obligations hereunder or under any other agreement with respect to the Apartment Complex, other than legal proceedings which have been bonded against in such manner as to stay the effect of the proceedings or otherwise have been adequately provided for. This subparagraph shall be deemed to include, without limitation, the following: (x) legal actions or proceedings before any court, commission, administrative body or other governmental authority having jurisdiction over the zoning applicable to the Apartment Complex; (y) labor disputes; and
(z) acts of any governmental authority.

	(3)	No default (or event which, with the giving of
notice or the passage of time or both, would constitute a default) has occurred and is continuing under this Agreement or under any material provision of the Project Documents, and the same are in full force and effect.

	(4)	No Partner or Related Person bears the Economic
Risk of Loss with respect to the Permanent Mortgage. No General Partner has, either on its own behalf or on behalf of the Partnership, incurred any financial responsibility with respect to the Partnership prior to the Admission Date, other than as disclosed in writing to the Investment Limited Partner prior to the Admission Date.

	(5)	The Apartment Complex is being or has been
completed in conformity with the Project Documents. There is no violation by the Partnership or the General Partners of any zoning, environmental or similar regulation applicable to the Apartment Complex which could have a material adverse effect thereon, and the Partnership has complied with all applicable municipal and other laws, ordinances and regulations relating to such construction and use of the Apartment Complex. All appropriate public utilities, including, but not limited to, water, electricity, gas (if called for in the plans and specifications), and sanitary and storm sewers, are or will be available and operating properly for each unit in the Apartment Complex at the time of the first occupancy of such unit. All permits necessary to begin construction have been obtained and all appeal periods have expired.

	(6)	The Partnership owns good and marketable fee
simple title to the Apartment Complex, subject to no material liens, charges or encumbrances other than those which (a) are both permitted by the Project Documents and are noted or excepted in the Title Policy and (b) do not materially interfere with use of the Apartment Complex (or any part thereof) for its intended purpose or have a material adverse effect on the value of the Apartment Complex.

	(7)	The execution and delivery of all instruments and
the performance of all acts heretofore or hereafter made or taken pertaining to the Partnership or the Apartment Complex by each Affiliate of a General Partner which is a corporation have been or will be duly authorized by all necessary corporate or other action, and the consummation of any such transactions with or on behalf of the Partnership will not constitute a breach or violation of, or a default under, the charter or by-laws of such Affiliate or any agreement by which such Affiliate or any of its properties is bound, nor constitute a violation of any law, administrative regulation or court decree.

	(8)	Any General Partner which is a corporation (a
Corporation) has been duly organized, is validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power to be a General Partner and to perform its duties and obligations as contemplated by this Agreement and the Project Documents. Neither the execution and delivery by any Corporation of this Agreement nor the performance of any of the actions of any Corporation contemplated hereby has constituted or will constitute a violation of (a) the articles of organization or by-laws of such Corporation, (b) any agreement by which such Corporation is bound or to which any of its property or assets is subject, or (c) any law, administrative regulation or court decree.

	(9)	No Event of Bankruptcy has occurred with respect
to any General Partner.

	(10)	All accounts of the Partnership required to be
maintained under the terms of any agreement with any Agency or Lender, including, but not necessarily limited to, any account for replacement reserves, are currently funded to the levels required by such Agency or Lender.

	(11)	All payments and expenses required to be made or
incurred in order to complete construction of the Apartment Complex in conformity with the Project Documents, to fund any reserves hereunder or under any other Project Document required to be funded at or prior to the later of the Admission Date or Permanent Mortgage Commencement to satisfy all requirements under the Project Documents and/or which form the basis for determining the principal sum of the Permanent Mortgage and to pay the Construction and Development Fee have been or will be paid or provided for utilizing only (a) the funds available from the Construction Mortgage and the Grant, (b) the Capital Contribution of the Investment Limited Partner and the Missouri Limited Partner,
(c) the Capital Contributions of the General Partners in the amounts set forth on Schedule A as of the Admission Date,
(d) the available net rental income, if any, earned by the Partnership prior to Permanent Mortgage Commencement (to the extent that it is permitted to be used for such purposes by each applicable Agency and Lender), (e) any insurance proceeds and (f) the funds furnished by the General Partners pursuant to Sections 6.5(a) and 6.11(a).

	(12)	The total amount of Tax Credit which is expected
to be allocated by the Partnership to the Investment Limited
Partner is $71,000 for 1999, $287,999 per annum for each of the years 2000 through 2008 (inclusive) and $216,999 for 2009.

	(13)	The Apartment Complex is being developed in a
manner which satisfies and shall continue to satisfy, all restrictions, including tenant income and rent restrictions, applicable to projects generating Tax Credits.

	(14)	To the best of the General Partners' knowledge, no
General Partner, Affiliate of a General Partner or Person for whose conduct any General Partner is or was responsible has ever: (i) owned, occupied, or operated a Site or Vessel on which any Hazardous Material was or is stored, transported, or disposed of, except if such storage, transportation or disposition was or is at all times in compliance with all laws, ordinances, and regulations pertaining thereto; (ii) directly or indirectly transported, or arranged for transport, of any Hazardous Material (except if such transport was or is at all times in compliance with all laws, ordinances and regulations pertaining thereto);
(iii) caused or was legally responsible for any release or threat of release of any Hazardous Material; (iv) received notification from any Federal, state or other governmental authority of (x) any potential, known, or threat of release of any Hazardous Material from the Apartment Complex or any other Site or Vessel owned, occupied, or operated either by any General Partner, Affiliate of a General Partner, or
Person for whose conduct any General Partner is or was responsible or whose liability may result in a lien on the Apartment Complex; or (y) the incurrence of any expense or loss by any such governmental authority or by any other
Person in connection with the assessment, containment, or removal of any release or threat of release of any Hazardous Material from the Apartment Complex or any such Site or Vessel.

	(15)	To the best of the General Partners' knowledge, no
Hazardous Material was ever or is now stored on, transported, or disposed of on the land comprising the Apartment Complex, except to the extent any such storage, transport or disposition was at all times in compliance with all laws, ordinances, and regulations pertaining thereto.

	(16)	The General Partners have fulfilled and will
continue to fulfill all of their duties and obligations under Section 6.5.

	6.7	Liability on the Permanent Mortgage  TC 6.7	Liability
on the Permanent Mortgage \f C \l 2

	Neither any General Partner nor any Related Person shall at any time bear the Economic Risk of Loss for the payment of any portion of any Mortgage, and the General Partners shall not permit any other Partner or any Related Person to bear the Economic Risk of Loss for the payment of any portion of any Mortgage, except as may be expressly permitted with respect to the Construction Mortgage pursuant to Article III.

	6.8	Indemnification of the General Partners  TC 6.8
	Indemnification of the General Partners \f C \l 2

	(a)	No General Partner nor any Affiliate thereof shall have
liability to the Partnership or to any Limited Partner for any loss suffered by the Partnership which arises out of any action or inaction of any General Partner or Affiliate thereof if such General Partner or Affiliate thereof in good faith determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct of such General Partner or Affiliate thereof.

	(b)	A General Partner or any Affiliate thereof may be
indemnified by the Partnership against losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with the Partnership, provided that all of the following conditions are met: (i) such General Partner has determined, in good faith, that the course of conduct which caused the loss, judgment, liability, expense or amount paid in settlement was in the best interests of the Partnership; and (ii) such loss, judgment, liability, expense or amount paid in settlement was not the result of negligence or misconduct on the part of such General Partner or Affiliate thereof; and
(iii) such indemnification or agreement to hold harmless is recoverable only out of the assets of the Partnership, and not from the Limited Partners.

	(c)	Notwithstanding the above, no General Partner or any
Affiliate thereof performing services for the Partnership or any broker-dealer shall be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of Federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving securities laws violations as to the particular indemnitee and, the court approves the indemnification of such litigation costs, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and, the court approves the indemnification of such litigation costs or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and the court finds that indemnification of the settlement and related costs should be made. In any claim for indemnification for Federal or state securities law violations, the party seeking indemnification shall, prior to seeking court approval for such indemnification, place before the court the positions of the Securities and Exchange Commission, the Massachusetts Securities Division, the Tennessee Securities Division, and any other applicable state securities administrator with respect to the issue of indemnification for securities law violations.

	(d)	The Partnership shall not incur the cost of the portion
of any insurance, other than public liability insurance, which insures any party against any liability as to which such party is herein prohibited from being indemnified.

	(e)	The Partnership may indemnify Affiliates of a General
Partner under this Section 6.8 only if the loss involves activity in which such Affiliates acted in the capacity of a General
Partner.

	(f)	For purposes of this Section 6.8 only, the term
Affiliate shall mean any Person performing services on behalf of the Partnership who (i) directly or indirectly controls, is controlled by or is under common control with a General Partner;
(ii) owns or controls 10% or more of the outstanding voting securities of a General Partner; (iii) is an officer, director, partner or trustee of a General Partner; or (iv) if a General Partner is an officer, director, partner or trustee, is any company for which the General Partner acts in any such capacity.

	6.9	Indemnification of the Partnership and the Limited
Partners  TC 6.9	Indemnification of the Partnership and the
Limited Partners \f C \l 2

	(a)	The General Partners will indemnify and hold the
Partnership and the Limited Partners harmless from and against any and all losses, damages and liabilities which the Partnership or any Limited Partner may incur by reason of the (a) past, present or future actions or omissions of the General Partners or any of their Affiliates, or (b) any liabilities to which either the Partnership or the Apartment Complex is subject; provided, however, that the foregoing indemnification shall not apply to
(i) any Mortgage or (ii) necessary contractual obligations incurred pursuant to Agency or Lender requirements in connection with the operation of the Apartment Complex in the ordinary course of business.

	(b)	Notwithstanding the foregoing, no General Partner shall
be liable to a Limited Partner or the Partnership for any act or omission for which the Partnership is required to indemnify such General Partner under Section 6.8.

	(c)	The General Partners shall indemnify, defend, and hold
the Limited Partners harmless from and against any claim brought or threatened against the Limited Partners or loss (as well as from any and all attorneys' fees and expenses incurred in connection with any such claim or loss) on account of the presence of any Hazardous Material at the Apartment Complex. Any claim or loss described in the immediately preceding sentence may be defended, compromised, settled, or pursued by the Limited
Partners with counsel of the Limited Partners' selection, but at the expense of General Partners. Notwithstanding anything else set forth herein, this indemnification shall survive the with-drawal of any General Partner and/or the termination of this Agreement.

	6.10	Operating Deficits  TC 6.10	Operating Deficits \f C
\l 2

	Subject to the prior written consent of each Lender (if such consent shall be required under applicable Lender regulations), the General Partners shall be obligated for a period of five years beginning on Permanent Mortgage Commencement to promptly advance funds to meet operating expenses (including, without limitation, for the Asset Management Fee) and debt service of the Partnership which exceed operating income available for the payment thereof.

	In the event that the General Partners shall fail to make any such advance as aforesaid, (a) the Partnership shall utilize amounts (the Applied Amounts) otherwise payable to the General Partners or Affiliates thereof under Section 6.12 and/or
Article X to meet the obligations of the General Partners pursuant to this Section 6.10, (including, without limitation, payment of the Asset Management Fee) and debt service, with such utilization of Applied Amounts constituting payment and satisfaction of the corresponding amounts payable to the General Partners or Affiliates thereof under Section 6.12 and/or
Article X, with the proceeds thereof being applied to such obligations, and with the obligation of the Partnership to make such payments to the General Partners or the Affiliates thereof pursuant to Section 6.12 and/or Article X, and (b) the Special Limited Partner, in its sole discretion, may cause itself or its designee to be admitted as an additional General Partner without any further action by any other Partner. Upon any such admission of an additional General Partner, each pre-existing General Partner shall be deemed to have assigned proportionally to the additional General Partner, automatically and without further action, such portion of its General Partner interest so that the additional General Partner shall receive not less than a one hundredth of one per cent (0.01%) interest in the profits, losses, tax credits, Cash Flow and Capital Transaction distributions of the Partnership in consideration of $10 and any other consideration which may be agreed upon. The pre-existing General Partners shall retain the remaining portion of the General Partners Economic Interest. An additional General Partner so admitted shall automatically become the Managing General Partner and be irrevocably delegated all of the power and authority of all of the General Partners pursuant to Section
6.13. Any such additional General Partner shall have the right to withdraw as a General Partner at any time, leaving the pre-existing General Partners once again as the only General Partners, the provisions of Article VII notwithstanding. Each Partner hereby grants to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law and coupled with an interest, to amend the Certificate and this Agreement and to do anything else which, in the view of the Special Limited Partner, may be necessary or appropriate to accomplish the purposes of this Section 6.10 or to enable any additional General Partner admitted pursuant to this Section 6.10 to manage the business of the Partnership. The admission of the Special Limited Partner or its designee as an additional General Partner shall not relieve any other General Partner of any of its economic obligations hereunder, and each other General Partner shall fully indemnify and hold harmless the additional General Partner from and against any and all losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained in connection with its capacity as a General Partner, which claims result from the actions or omissions of the General Partners prior to the admission of the additional General Partner.

	For the purpose of this Section 6.10, all expenses shall be paid on a sixty (60) day current basis. Moreover, the General Partners may in their sole discretion at any time advance funds to the Partnership to pay operating expenses of the Partnership in order to facilitate the Partnership's compliance with the Rent Restriction Test. All advances pursuant to this Section 6.10 (including any Applied Fees) shall be Subordinated Loans repayable with interest at 6% per annum in accordance with the provisions of Article X. The form and provisions of all Subordinated Loans shall conform to applicable Agency rules and regulations.

	6.11	Obligation to Complete the Construction of the
Apartment Complex  TC 6.11	Obligation to Complete the
Construction of the Apartment Complex \f C \l 2

	(a)	The General Partners shall complete the construction of
the Apartment Complex substantially in accordance with the plans and specifications approved by each Agency and Lender whose approval is required and all requirements necessary to obtain the required certificates of occupancy for dwelling units, or cause the same to be completed, in a good and workmanlike manner, free and clear of all mechanics', materialmen's or similar liens, and shall equip the Apartment Complex or cause the same to be equipped with all necessary and appropriate fixtures, equipment and articles of personal property, including refrigerators and ranges, and shall cause all necessary certificates of occupancy for all apartment units in the Apartment Complex to be obtained, all in accordance with the Project Documents. If the proceeds of the Permanent Mortgage and the Grant, the net rental income, if any, of the Apartment Complex generated prior to Permanent
Mortgage Commencement and which is permitted by each applicable
Agency and Lender to be utilized for any of the purposes hereinafter set forth, the Capital Contribution of the Investment Limited Partner and the Missouri Limited Partner, the Capital Contributions of the General Partners in the amounts set forth on Schedule A as of the Admission Date, and any insurance proceeds arising out of casualties prior to Permanent Mortgage
Commencement as available from time to time are insufficient to
(i) acquire and complete the construction of the Apartment
Complex and satisfy all other obligations all as provided in the first sentence of this Section 6.11(a), (ii) pay the Construction and Development Fee, (iii) arrive at Permanent Mortgage
Commencement in conformity with the Project Documents, (iv) discharge all Partnership liabilities and obligations arising out of any casualty giving rise to any such insurance proceeds, and
(v) provide for all other payments and expenses required to be made or incurred through the later of Permanent Mortgage
Commencement or the Admission Date, including the funding of any reserves required hereunder or under any Project Document, the General Partners shall make an additional Capital Contribution in the amount of such deficiencies which shall be repaid as provided in Section 10.2. In the event that the General Partners shall fail to fund any such deficiency as required by this
Section 6.11(a), an amount not in excess of the next installment of the Construction and Development Fee due to the General
Partners or any of their Affiliates under Section 6.12 or any other provision hereof shall be applied by the Partnership to meet such obligation of the General Partners. Any such application of funds as described in the immediately preceding sentence shall constitute a payment of the amount of the Fee or such other item which such funds had been earmarked to pay, and the obligation of the General Partners to advance such amount under this Section 6.11(a) shall be satisfied to the extent of such application.

	(b)	The completion of the Apartment Complex shall be
secured by a completion bond in an amount at least equal to the full amount of the construction contract for the Apartment Complex or by other security satisfactory to the Investment Limited Partner, which other security may include, but shall not be limited to, the following:

	(i)	a written guaranty of completion by a Person,
supported by financial statements demonstrating sufficient net worth or adequately collateralized by other real or personal properties or other Persons' guarantees; and/or

	(ii)	a retention of a reasonable portion of the
Capital Contribution of the Investment Limited Partner and/or fees to the General Partners as a potential offset in the event the General Partners do not perform in accordance with this Agreement.

	By execution of this Agreement, each Limited Partner agrees that it is satisfied by the completion guaranty set forth in this Agreement and that the obligations under this Section 6.11(b) are satisfied.

	6.12	Certain Payments to the General Partners and Others  TC
6.12	Certain Payments to the General Partners and Others \f C \l
2

	(a)	The Partnership shall pay to Boston Capital or an
Affiliate thereof a fee (the Asset Management Fee) commencing in 2000 for its services in connection with the Partnership's accounting matters relating to the Investment Limited Partner and assisting with the preparation of tax returns and the reports required by Section 12.7 in the annual amount of $2,000. The Asset Management Fee shall be payable from Cash Flow in the manner and priority set forth in Section 10.2(a).

	(b)	In consideration of their consultation, advice and
other services in connection with the construction and development of the Apartment Complex, the Partnership shall pay to the General Partners a construction and development fee (the Construction and Development Fee) in the amount of $474,121 pursuant to the terms of a Development Agreement dated April 30, 1998 as modified or amended from time to time. The Construction and Development Fee shall be payable $333,002 from the proceeds of the Third Installment and the Missouri Capital Contribution and $141,119 from the proceeds of the Fourth Installment.

	(c)	The Partnership shall pay to the General Partners a
non-cumulative fee (the Annual Partnership Management Fee) commencing in 2000 for their services in connection with the administration of the day to day business of the Partnership in an annual amount equal to the $2,000 per annum. The Annual Partnership Management Fee for each fiscal year of the Partnership shall be payable from Cash Flow in the manner and priority set forth in Section 10.2(a) to the extent Cash Flow is available therefor for such year.

	6.13	Delegation of General Partner Authority  TC 6.13
	Delegation of General Partner Authority \f C \l 2

	If there shall be more than one General Partner serving hereunder, each General Partner may from time to time, by an instrument in writing, delegate all or any of his powers or duties hereunder to another General Partner or General Partners. Such writing may fully authorize such General Partner (the Managing General Partner) to act alone without the requirement of any act or signature of the delegating General Partner and to take any action of any type and to do anything and everything which a General Partner may be authorized to take or do hereunder, and the delegating General Partner thereafter shall have no right, power or authority to act for the Partnership with respect to the powers or authority so delegated.

	Every contract, deed, mortgage, lease and other instrument executed by any General Partner shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof (a) the Partnership was in existence, (b) this Agreement had not been amended in any manner so as to restrict the delegation of authority among General Partners (except as shown in certificates or other instruments duly filed in the Filing Office) and (c) the execution and delivery of such instrument was duly authorized by the General Partners. Any Person may always rely on a certificate addressed to him and signed by any General Partner hereunder:

	(1)	As to who are the General Partners or Limited
Partners hereunder;

	(2)	As to the existence or nonexistence of any fact
which constitutes a condition precedent to acts by the General Partners or in any other manner germane to the affairs of the Partnership;

	(3)	As to who is authorized to execute and deliver any
instrument or document of the Partnership;

	(4)	As to the authenticity of any copy of this
Agreement and amendments thereto; or

	(5)	As to any act or failure to act by the Partnership
or as to any other matter whatsoever involving the Partnership or any Partner.


ARTICLE VII

Withdrawal of a General Partner; New General Partners  TC ARTICLE
VII  Withdrawal of a General Partner; New General Partners \f C
\l 1

	7.1	Withdrawal  TC 7.1	Withdrawal \f C \l 2

	No General Partner shall Withdraw from the Partnership (other than by reason of death or adjudication of incompetence or insanity) or sell, assign or encumber its Interest without the Consent of the Investment Limited Partner and all the other General Partners, except that if the Special Limited Partner or a designee thereof becomes a General Partner pursuant to
Section 4.5(b), Section 5.2(e), Section 6.2(b) or Section 6.10, it shall not require the consent of any other General Partner to transfer all or any portion of its interest as a General Partner, other than as may be required under the Uniform Act. In the event of any Withdrawal by a General Partner in violation of this
Section 7.1, such General Partner, in addition to being subject to any and all other legal remedies which may be pursued by the Partners, shall forfeit to the remaining General Partners or, if there are none, to the Special Limited Partner or its designee, such General Partner's Interest and all unpaid fees from the Partnership and shall remain liable for all his obligations under this Agreement. In addition, upon such Withdrawal and transfer, the Special Limited Partner or its designee shall automatically become a General Partner without further action by the Withdrawing General Partner or any other Partner, and each Partner hereby consents to such transfer and to the admission of the Special Limited Partner or its designee as a General Partner in such a situation. Such transfer shall occur automatically upon such Withdrawal without further action by such Withdrawing General Partner.

	7.2	Obligation to Continue  TC 7.2	Obligation to
Continue \f C \l 2

	Upon the Withdrawal of a General Partner, the remaining General Partners shall have the right and obligation to continue the business of the Partnership employing its assets and name, all as contemplated by the Uniform Act. Within 30 days after they obtain knowledge of the Withdrawal of a General Partner, the remaining General Partners shall notify the Investment Limited Partner of such Withdrawal.

	7.3	Withdrawal of All General Partners  TC 7.3	Withdrawal
of All General Partners \f C \l 2

	If, following the Withdrawal of a General Partner, there is no remaining General Partner, the Investment Limited Partner may elect to reconstitute the Partnership and continue the business of the Partnership for the balance of the term specified in
Section 2.4 by selecting a successor General Partner. If the Investment Limited Partner elect to reconstitute the Partnership pursuant to this Section 7.3 and admit the designated successor General Partner, the relationship among the then Partners shall be governed by this Agreement.

	7.4	Interest of General Partner After Permitted Withdrawal
TC 7.4	Interest of General Partner After Permitted Withdrawal
\f C \l 2

	In the event of the Withdrawal of a General Partner not in violation of Section 7.1 and except as otherwise provided in
Section 4.5(b), the Withdrawing General Partner hereby covenants and agrees to transfer to the remaining General Partners or to a successor General Partner selected in accordance with
Section 7.3, as the case may be, such portion of the Withdrawing General Partner's Interest as such remaining or successor General Partners may designate, such transfer to be made in consideration of the payment by the transferee of either the agreed value of such Interest or, if such value is not agreed to, the fair market value of such Interest as determined by a committee of three qualified real estate appraisers, one selected by the Withdrawing General Partner, one selected by the transferee and a third selected by the other two. The portion of the Withdrawing General Partner's Interest designated to be transferred in accordance with the provisions of this Section 7.4 shall be sufficient to ensure the continued treatment of the Partnership as a partnership under the Code and as a limited partnership under the Uniform Act, and, for the purposes of Article X, shall be deemed to be effective as of the date of Withdrawal, but the Partnership shall not make any distributions to the designated transferee until the transfer has been made. Any holder of any portion of the Interest of a Withdrawing General Partner which is not designated to be transferred to the remaining or successor General Partners pursuant to the provisions of this Section 7.4 shall become an Additional Limited Partner but (i) with the same share of the profits, losses, tax credits, Cash Flow and other distributions to which the holder of such Interest was entitled when held as a General Partner Interest, and (ii) shall not participate in the votes or Consents of the Investment Limited Partner hereunder. The admission of any successor or additional General Partner shall be subject to the consent of each Agency and Lender (if required) and the Consent of the Investment
Limited Partner.


ARTICLE VIII

Transferability of Limited Partner Interests  TC ARTICLE VIII
Transferability of Limited Partner Interests \f C \l 1

	8.1	Assignments  TC 8.1	Assignments \f C \l 2

	(a)	Except by operation of law (including the laws of
descent and distribution) or Section 8.1(b), no Limited Partner may assign all or any part of its Interest without the written consent of the General Partners, the giving or withholding of which is exclusively within their discretion.

	(b)	A Limited Partner, without the consent of the General
Partners, may assign to any Person all or any portion of the economic benefits of the ownership of its Interest; provided, however, that such assignment shall not be binding on the Partnership until there shall have been filed with the Partnership by registered mail certified copies of an executed and acknowledged assignment and the written acceptance by the assignee of all the terms and provisions of this Agreement; if such assignment and acceptance are not so filed, the Partnership need not recognize such assignment for any purpose. An assignee of a Limited Partner who does not become a Substituted Limited Partner shall have, and shall only have, the right to receive the share of allocations and distributions of the Partnership to which the assigning Limited Partner would have been entitled with respect to the Interest (or portion thereof) so assigned if no such assignment had been made by such Limited Partner. Any assigning Limited Partner whose permitted assignee becomes a Substituted Limited Partner shall thereupon cease to be a Limited Partner and shall no longer have any of the rights or privileges of a Limited Partner. Where the assignee does not become a Substituted Limited Partner, the Partnership shall recognize such assignment not later than the last day of the calendar month following receipt of notice of assignment and all documentation required in connection therewith.

	(c)	Every assignee of a Limited Partner Interest (or any
portion thereof) who desires to make a further assignment of its Interest shall be subject to all the provisions of this
Article VIII.

	8.2	Substituted Limited Partner  TC 8.2	Substituted
Limited Partner \f C \l 2

	No Limited Partner shall have the right to substitute an assignee as Limited Partner in its place. Subject to
Section 8.3, the General Partners may, however, in their sole discretion, permit an assignee to become a Substituted Limited Partner. The consent of the General Partners to an assignment of a Limited Partner Interest under Section 8.1 shall not, in and of itself, constitute permission under this Section 8.2.

	Any Substituted Limited Partner shall execute such instrument or instruments as shall be required by the General Partners to signify the agreement of such Substituted Limited Partner to be bound by all the provisions of this Agreement and shall pay the Partnership's reasonable legal fees and filing costs in connection with its substitution as a Limited Partner.

	8.3	Restrictions  TC 8.3	Restrictions \f C \l 2

	(a)	No Disposition may be made if such Disposition would
violate Section 13.1.

	(b)	In no event shall all or any part of a Limited Partner
Interest be Disposed of to a minor (other than to a descendant by reason of death) or to an incompetent.

	(c)	The General Partners may, in addition to any other
requirement they may impose, require as a condition of any Disposition that the transferor (i) assume all costs incurred by the Partnership in connection therewith and (ii) furnish the Partnership and the other Partners with an opinion of counsel satisfactory to counsel to the Partnership that such Disposition complies with applicable Federal and state securities laws.

	(d)	Any sale, exchange, transfer or other Disposition in
contravention of any of the provisions of this Section 8.3 shall be void and ineffectual and shall not bind or be recognized by the Partnership.


ARTICLE IX

Borrowings  TC ARTICLE IX  Borrowings \f C \l 1

	All Partnership borrowings shall be subject to the terms of this Agreement, including, but not limited to, the restrictions of Section 6.2, and may be made from any source, including
Partners and their Affiliates. Any Partnership borrowings from any Partner shall be subject to the prior written consent of each Agency and Lender (if required under applicable Agency and/or Lender regulations or requirements). If any Partner shall lend any monies to the Partnership, the amount of any such loan shall not be an increase of such Partner's Capital Contribution. If any Partner shall so lend monies, such loans shall be an obligation of the Partnership and (except for advances required by Section 6.11(a) and Subordinated Loans) shall be repayable to such Partner on the same basis and with the same rate of interest as would be applicable to a comparable loan to the Partnership from a third party.


ARTICLE X

Profits, Losses, Tax Credits, Distributions and Capital Accounts
TC ARTICLE X  Profits, Losses, Tax Credits, Distributions and
Capital Accounts \f C \l 1

	10.1	 Profits, Losses and Tax Credits  TC 10.1	Profits,
Losses and Tax Credits \f C \l 2

	(a)	Subject to Sections 10.1(c) and 10.4, for each
Partnership fiscal year or portion thereof, (i) all profits, tax-exempt income, losses, non-deductible noncapitalizable expenditures, and tax credits incurred or accrued on or after the Commencement Date, other than those arising from a Capital Transaction, shall be allocated 99.99% to the Investment Limited Partner and 0.01% to the General Partners and (ii) all Missouri Tax Credits allocated on or after the Commencement Date shall be allocated 100% to the Missouri Limited Partner. Notwithstanding the foregoing, however, to the extent that the Auditors, the Tax Accountants and/or the Service reach the conclusion that the allocation of 100% of the Missouri Tax Credits to the Missouri Limited Partner could lead to the allocation or distribution of any Partnership item in a ratio different from that otherwise provided herein, the allocation of the Missouri Tax Credits shall be altered so as to eliminate any such effect upon the allocation or distribution of any other Partnership item.

	(b)	Except as otherwise specifically provided in this
Article, all profits and losses arising from a Capital
Transaction shall be allocated to the Partners as follows:

		As to profits:

First, that portion of profits (including any profits treated as ordinary income for Federal income tax purposes) shall be allocated to the Partners who have negative Capital Account balances in proportion to the amounts of such balances, provided that no profits shall be allocated to a Partner under this Clause First to increase any such Partner's Capital Account above zero;

Second, profits in excess of the amounts allocated under Clause First above shall be allocated to the Investment Limited Partner in an amount equal to the amount of cash required to pay to the Investment
Limited Partner the full amount (including interest) of the Credit Recovery Loans;

Third, profits in excess of the amounts allocated under Clauses First and Second above shall be allocated
(i) to the Investment Limited Partner in an amount equal to the sum of (a) its Invested Amount plus (b) the full amount (including interest) of any Credit
Recovery Loans and (ii) to each other Limited Partner in an amount equal to the amount of its respective
Invested Amount, reduced (but not below zero) in the case of each Limited Partner (whether under clause (i) or clause (ii)) by the sum of (A) the total amount of all prior cash distributions made to such Limited
Partner pursuant to Section 10.2(b), Clause Seventh plus (B) the positive balance in the Capital Account of such Limited Partner prior to the allocation made pursuant to this Clause Third;

Fourth, profits in excess of the amounts allocated under Clauses First, Second and Third above shall be allocated to the General Partners in the amount of their Capital Contributions reduced (but not below zero) by the sum of (i) the total amount of distributions previously made to them pursuant to
Section 10.2(a), Clause Second and Section 10.2(b),
Clause Eighth plus (ii) the positive balance in the General Partners' respective Capital Accounts prior to the allocations made pursuant to this Clause Fourth;
and

Fifth, profits in excess of the amounts allocated under Clauses First, Second, Third and Fourth above shall be allocated to each class of Partners with the percentage shares set forth in Section 10.2(b) Tenth.

		As to losses:

First, an amount of losses shall be allocated to the Partners to the extent and in such proportions as shall be necessary such that, after giving effect thereto, the respective balances in all Partners'
Capital Accounts shall be in the ratio of 99.99% for the Investment Limited Partner and 0.01% for the General Partners;

Second, an amount of losses shall be allocated to the Partners until the balance in each Partner's
Capital Account equals the amount of such Partner's
Capital Contribution (after the allocation under Clause
First above);

Third, an amount of losses shall be allocated to the Partners to the extent of and in proportion to such Partners' Capital Account balances (after the allocations under Clauses First and Second above); and

Fourth, any remaining amount of losses after the allocations under Clauses First, Second and Third above shall be allocated to the Partners in accordance with the manner in which they bear the economic risk of loss associated with such loss; provided, however, that in the event that no Partner bears an economic risk of loss, then any remaining losses shall be allocated
99.99% to the Investment Limited Partner and 0.01% to the General Partners.

	(c)	Notwithstanding the foregoing provisions of
Sections 10.1(a) and 10.1(b), in no event shall any losses be allocated to the Investment Limited Partner if and to the extent that such allocation would cause, as of the end of the Partnership taxable year, the negative balance in such Investment Limited Partner's Capital Account to exceed the Investment Limited Partner's share of Partnership Minimum Gain plus the Investment Limited Partner's share, if any, of Partner Non-Recourse Debt Minimum Gain. Any losses which are not allocated to the Investment Limited Partner by virtue of the application of this Section 10.1(c) shall be allocated to the General Partners. For purposes of this Section 10.1(c), a Partner's Capital Account shall be treated as reduced by Qualified Income Offset Items.

	10.2	Cash Distributions Prior to Dissolution  TC 10.2	Cash
Distributions Prior to Dissolution \f C \l 2

	(a)	Cash Flow

	Subject to Agency and Lender approval (if required), Cash
Flow for each fiscal year or portion thereof of the Partnership shall be applied as follows:

	First, on a pari passu basis, to the payment of the Asset
Management Fee and Annual Partnership Management Fee for such year and for any previous year(s) as to which the Asset
Management Fee and Annual Partnership Management Fee shall not yet have been paid in full;

	Second, to the repayment of any Subordinated Loans; and

	Third, the balance thereof, if any, shall be distributed annually, within 75 days after the end of the fiscal year, 20% to the Investment Limited Partner and 80% to the General Partners; provided, however, that during such time as Agency regulations are applicable to the Apartment Complex, the total amount of Cash Flow which may be so distributed to the Partners in respect to any fiscal year shall not exceed such amounts as Agency regulations permit to be distributed.

	(b)	Distributions of other than Cash Flow

	Prior to dissolution, if the General Partners shall determine from time to time that cash is available for distribution from a Capital Transaction, such cash shall be applied or distributed as follows:

	First, to the payment of all matured debts and liabilities of the Partnership (including, but not limited to, all expenses of the Partnership incident to the Capital Transaction), excluding (i) debts and liabilities of the Partnership to Partners or their Affiliates and (ii) all unpaid fees owing to the General Partners or their Affiliates; and to the establishment of any reserves which the General Partners and the Auditors shall deem reasonably necessary for contingent, unmatured or unforeseen liabilities or obligations of the Partnership;

	Second, in the event of a refinancing of the Permanent
Mortgages, to the payment of the Refinancing Fee, minus the amount of any prior distributions made to the General Partners under Section 10.2 (a), Clause Second;

	Third, to the payment of the Asset Management Fee for such year and for any previous year as to which the Asset Management
Fee has not been paid in full;

	Fourth, to the payment to the Investment Limited Partner of the full amount (including interest) of any Credit Recovery
Loans;

	Fifth, to the repayment of any Subordinated Loans;

	Sixth, to the repayment of any then-unpaid debts and liabilities owed to Partners or Affiliates thereof by the Partnership for Partnership obligations (exclusive of Credit Recovery Loans and Subordinated Loans) to any of them, including, but not limited to, the Annual Partnership Management Fee for the year of the Capital Transaction; provided, however, that any debts or obligations to be repaid to any Limited Partner or Affiliate thereof pursuant to this Clause Sixth shall be repaid prior to the repayment of any such debts or obligations to any General Partner or Affiliate thereof;

	Seventh, to the payment to each Limited Partner of an amount equal to the Invested Amount of such Limited Partner, minus the amount of any prior distributions made to such Limited Partner under this Clause Seventh, but never an amount less than zero;

	Eighth, to the payment to the General Partners of an amount equal to their paid-in Capital Contributions minus the amount of any prior distributions made to them under this Clause Eighth, but never an amount less than zero;

	Ninth, except in the case of a refinancing of any Permanent Mortgage, to each Partner in an amount equal to the positive balance, if any, in such Partner's Capital Account as of the date of the Capital Transaction which shall have given rise to the distribution, adjusted for operations and distributions to that date, after the allocation of any profits realized from the Capital Transaction which shall have given rise to the distribution; and

	Tenth, any balance thereof shall be distributed 19.998% to the Investment Limited Partner, .001% to the Missouri Limited
Partner, .001% to the Special Limited Partner and 80% to the
General Partners.

	(c)	Unless otherwise provided for in this Agreement
distributions to the General Partners as a class under Sections 10.2(a) and 10.2(b) shall be shared in proportion to their respective Capital Contributions to the Partnership.

	10.3	Distributions Upon Dissolution  TC 10.3	Distributions
Upon Dissolution \f C \l 2

	(a)	Upon dissolution and termination, after payment of, or
adequate provision for, the debts and obligations of the Partnership, the remaining assets of the Partnership shall be distributed to the Partners in accordance with the positive balances in their Capital Accounts after taking into account all Capital Account adjustments for the Partnership taxable year, including adjustments to Capital Accounts pursuant to Sections 10.1(b) and 10.3(b). In the event that a General
Partner or an Additional Limited Partner has a negative balance in its Capital Account following the liquidation of the Partnership or such Partner's Interest, after taking into account all Capital Account adjustments for the Partnership taxable year in which such liquidation occurs, such Partner shall pay to the Partnership in cash an amount equal to the negative balance in such Partner's Capital Account. Such payment shall be made by the end of such taxable year (or, if later, within 90 days after the date of such liquidation) and shall, upon liquidation of the Partnership, be paid to recourse creditors of the Partnership or distributed to other Partners in accordance with the positive balances in their Capital Accounts.

	(b)	With respect to assets distributed in kind to the
Partners in liquidation or otherwise, (i) any unrealized appreciation or unrealized depreciation in the values of such assets shall be deemed to be profits and losses realized by the Partnership immediately prior to the liquidation or other distribution event; and (ii) such profits and losses shall be allocated to the Partners in accordance with Section 10.1(b), and any property so distributed shall be treated as a distribution of an amount in cash equal to the excess of such fair market value over the outstanding principal balance of and accrued interest on any debt by which the property is encumbered. For the purposes of this Section 10.3(b), unrealized appreciation or unrealized depreciation shall mean the difference between the fair market value of such assets, taking into account the fair market value of the associated financing (but subject to Section 7701(g) of the Code), and the Partnership's adjusted basis for such assets as determined under Regulation Section 1.704-1(b). This
Section 10.3(b) is merely intended to provide a rule for allocating unrealized gains and losses upon liquidation or other distribution event, and nothing contained in this Section 10.3(b) or elsewhere herein is intended to treat or cause such distributions to be treated as sales for value. The fair market value of such assets shall be determined by an appraiser to be selected by the General Partners with the Consent of the Investment Limited Partner.

	10.4	Special Provisions  TC 10.4	Special Provisions \f C
\l 2

	(a)	Except as otherwise provided in this Agreement, all
profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures, tax credits and cash distributions shared by a class of Partners shall be shared by each Partner in such class in the ratio of such Partner's paid-in Capital Contribution to the paid-in Class Contribution of the class of Partners of which such Partner is a member.

	(b)	Notwithstanding the foregoing provisions of this
Article X:

	(i)	If (a) the Partnership incurs recourse obligations
or Partner Non-Recourse Debt (including, without limitation,
Subordinated Loans) or (b) the Partnership incurs losses from extraordinary events which are not recovered from insurance or otherwise (collectively Recourse Obligations) in respect of any Partnership taxable year, then the calculation and allocation of profits and losses shall be adjusted as follows: first, an amount of deductions attributable to the Recourse Obligations shall be allocated to the General Partners; and second, the balance of such deductions shall be allocated as provided in
Section 10.1(a).  For purposes of this section,
extraordinary events include casualty losses, losses resulting from liability to third parties for tortuous injury, losses resulting from a breach of legal duty by the Partnership or by the General Partners, and losses resulting from other liabilities which are not incurred in the ordinary course of business. Nothing in this Section
10.4(b)(i) shall prevent the Partnership from recovering an extraordinary loss from a General Partner who is liable therefor by law or under this Agreement.

	(ii)	If any Recourse Obligations shall be repaid from
Cash Flow generated in respect of any Partnership taxable year, then the allocation of profits and losses under
Section 10.1(a) for such year shall be adjusted as follows: first, the General Partners shall be allocated an amount of the gross income of the Partnership equal to the lesser of
(i) the amount of items of Loss previously allocated to the General Partner under Section 10.4(b)(i) and not previously offset by allocations of Profits or items thereof, and (ii) the amount of the Excess Expenses repaid in such year.

	(iii)	If the Partnership shall receive any purchase
money indebtedness in partial payment of the purchase price of the Apartment Complex and such indebtedness is distributed to the Partners pursuant to the provisions of
Section 10.2(b) or Section 10.3, the distributions of the cash portion of such purchase price and the principal amount of such purchase money indebtedness hereunder shall be allocated among the Partners in the following manner. On the basis of the sum of the principal amount of the purchase money indebtedness and cash payments received on the sale (net of amounts required to pay Partnership obligations and fund reasonable reserves), there shall be calculated the percentage of the total net proceeds distributable to each class of Partners based on Section 10.2(b) or Section 10.3, as applicable, treating cash payments and purchase money indebtedness principal interchangeably for this purpose, and the respective classes shall receive such respective percentages of the net cash purchase price and purchase money principal. Payments on such purchase money indebtedness retained by the Partnership shall be distributed in accordance with the respective portions of principal allocated to the respective classes of Partners in accordance with the preceding sentence, and if any such purchase money indebtedness shall be sold, the sale proceeds shall be allocated in the same proportion.

	(iv)	Income, gain, loss and deduction with respect to
any asset which has a variation between its basis computed in accordance with Treasury Regulation Section 1.704-1(b) and its basis computed for Federal income tax purposes shall be shared among the Partners so as to take account of such variation in a manner consistent with the principles of
Section 704(c) of the Code and Treasury Regulation Section
1.704-1(b)(2)(iv)(g).

	(v)	The terms profits and losses used in this
Agreement shall mean income and losses, and each item of income, gain, loss, deduction or credit entering into the computation thereof, as determined in accordance with the accounting methods followed by the Partnership and computed in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). Profits and losses for tax purposes shall be allocated in the same manner as set forth in this Article X, except as provided in Section 10.4(b)(iv).

	(vi)	If there is a net decrease in Partnership Minimum
Gain during a Partnership taxable year, each Partner will be allocated items of income and gain for such year (and, if necessary, subsequent years) in proportion to, and to the extent of, an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain during the year before any other allocation of Partnership items for such taxable year. A Partner shall not be subject to this mandatory allocation of income or gain to the extent that any of the exceptions provided in Treasury Regulation
Section 1.704-2(f)(2)-(5) applies. All allocations pursuant to this Section 10.4(b)(vi) shall be in accordance with Treasury Regulation Section 1.704-2(f). This provision is a minimum gain chargeback within the meaning of Treasury
Regulation Section 1.704-2(f) and shall be construed so as to be interpreted as such.

	(vii)	If there is a net decrease in Partner Non-
Recourse Debt Minimum Gain during a Partnership taxable year, then each Partner with a share of the minimum gain attributable to such debt at the beginning of such year will be allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Non-Recourse Debt Minimum Gain. Notwithstanding the foregoing, however, unless the Consent of the Investment Limited Partner is received permitting a different cost recovery schedule, the Partnership shall depreciate its personal and real property utilizing the alternative depreciation system of
Section 168(g)(2) of the Code. Such allocations shall be made in a manner consistent with the requirements of Treasury Regulation Section 1.704-2(i)(4) under Section 704 of the Code.

	(viii)	If a Limited Partner unexpectedly receives
(a) an allocation of loss or deduction or expenditures described in Section 705(a)(2)(B) of the Code made
(1) pursuant to Section 704(e)(2) of the Code to a donee of an Interest, (2) pursuant to Section 706(d) of the Code as the result of a change in any Partner's Interest, or
(3) pursuant to Regulation Section 1.751-1(b)(2)(ii) as a result of a distribution by the Partnership of unrealized receivables or inventory items or (b) a distribution, and such allocation and/or distribution would cause the negative balance in such Partner's Capital Account to exceed (i) such Partner's share of Partnership Minimum Gain plus (ii) the amount of such Partner's obligation, if any, to restore a negative balance in such Partner's Capital Account plus
(iii) such Partner's share of Partner Non-Recourse Debt Minimum Gain with respect to which such Partner or a Related Person to such Partner bears the Economic Risk of Loss, then such Partner shall be allocated items of income and gain in an amount and manner sufficient to eliminate such negative balance as quickly as possible. For purposes of this
Section 10.4(b)(viii), a Partner's Capital Account shall be treated as reduced by Qualified Income Offset Items.

	(ix)	In the event that any fee payable to any General
Partner or any Affiliate thereof shall instead be determined to be a non-deductible, non-capitalizable distribution from the Partnership to a Partner for Federal income tax purposes, then there shall be allocated to such General
Partner an amount of gross income equal to the amount of such distribution.

	(x)	In applying the provisions of Article X with
respect to distributions and allocations, the following ordering of priorities shall apply:

(1) Capital Accounts shall be deemed to be reduced by Qualified Income Offset Items.

(2) Capital Accounts shall be reduced by distributions of Cash Flow under Section 10.2(a).

(3) Capital Accounts shall be reduced by distributions from Capital Transactions under
Section 10.2(b).

(4) Capital Accounts shall be increased by any minimum gain chargeback under Section 10.4(b)(vi) or 10.4(b)(vii).

(5) Capital Accounts shall be increased by any qualified income offset under Section 10.4(b)(viii).

(6) Capital Accounts shall be increased by allocations of profits under Section 10.1(a).

(7) Capital Accounts shall be reduced by allocations of losses under Section 10.1(a).

(8) Capital Accounts shall be reduced by allocations of losses under Section 10.1(b).

(9) Capital Accounts shall be increased by allocations of profits under Section 10.1(b).

	(xi)	To the maximum extent permitted under the Code,
allocations of profits and losses shall be modified so that the Partners' Capital Accounts reflect the amounts they would have reflected if adjustments required by Sections 10.4(b)(vi), 10.4(b)(vii) and 10.4(b)(viii) had not occurred.

	10.5	Authority of the General Partners to Vary Allocations
to Preserve and Protect the Partners' Intent  TC 10.5	Authority
of the General Partners to Vary Allocations to Preserve and Protect the Partners' Intent \f C \l 2

	(a)	It is the intent of the Partners that each Partner's
distributive share of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and credits (and items thereof) shall be determined and allocated in accordance with this Agreement to the fullest extent permitted by Section 704(b) of the Code. In order to preserve and protect the determinations and allocations provided for in this Agreement, the General
Partners are hereby authorized and directed to allocate profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures and credits (and items thereof) arising in any year differently than otherwise provided for in this Agreement to the extent that allocating profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures or credits (or any item thereof) in the manner provided for herein would cause the determinations and allocations of each Partner's distributive share of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures, or credits (or any item thereof) not to be permitted by Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Any allocation made pursuant to this Section 10.5 shall be deemed to be a complete substitute for any allocation otherwise provided for in this Agreement, and no amendment of this Agreement or approval of any Partner shall be required.

	(b)	In making any allocation (the New Allocation) under
Section 10.5(a), the General Partners are authorized to act only after having been advised in writing by the Tax Accountants that, under Section 704(b) of the Code and the Treasury Regulations thereunder, (i) the New Allocation is necessary, and (ii) the New Allocation is the minimum modification of the allocations otherwise provided for in this Agreement necessary in order to assure that, either in the then-current year or in any preceding year, each Partner's distributive share of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures, and credits (or any item thereof) is determined and allocated in accordance with this Agreement to the fullest extent permitted by
Section 704(b) of the Code and the Treasury Regulations thereunder.

	(c)	If the General Partners are required by Section 10.5(a)
to make any New Allocation in a manner less favorable to the Limited Partners than is otherwise provided for herein, then the General Partners are authorized and directed, only after having been advised in writing by the Tax Accountants that such an allocation is permitted by Section 704(b) of the Code, to allocate profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures, and credits (and any item thereof) arising in later years in such manner so as to bring the allocations of profits, tax-exempt income, losses, non-deductible non-capitalizable expenditures, and credits (and each item thereof) to the Limited Partners as nearly as possible to the allocations thereof otherwise contemplated by this Agreement.

	(d)	New Allocations made by the General Partners under
Section 10.5(a) and Section 10.5(c) in reliance upon the advice of the Tax Accountants shall be deemed to be made pursuant to the fiduciary obligation of the General Partners to the Partnership and the Limited Partners, and no such allocation shall give rise to any claim or cause of action by any Limited Partner.


ARTICLE XI

Management Agent  TC ARTICLE XI  Management Agent \f C \l 1

	A.	The General Partners shall engage the Management Agent
to manage the Apartment Complex pursuant to the Management
Agreement. The Management Agent shall receive a Management Fee of those amounts payable from time to time by the Partnership to the Management Agent for management services in accordance with a management contract approved by each Agency and/or Lender whose consent thereto is required or, when the Apartment Complex is not subject to any such Agency or Lender consent, in accordance with a reasonable and competitive fee arrangement. From and after the Admission Date, the Partnership shall not enter into any Management Agreement or modify or extend any Management Agreement unless (i) the General Partners shall have obtained the prior written consent of the Special Limited Partner to the identity of the Management Agent and the terms of the Management Agreement or the modification or extension thereof and (ii) such new
Management Agreement or modified or extended Management Agreement provides that it is terminable by the Partnership on thirty (30) days' notice by the Partnership in the event of any change in the identity of the General Partners.

	B.	Notwithstanding the foregoing, however, should the
Investment General Partner or an Affiliate thereof perform property management services for the Partnership, property management, rent-up or leasing fees shall be paid to the Investment General Partner or such Affiliate only for services actually rendered and shall be in an amount equal to the lesser of (i) fees competitive in price and terms with those of non-affiliated Persons rendering comparable services in the locality where the Apartment Complex is located and which could reasonably be available to the Partnership, or (ii) $30 per occupied unit per month, provided, however, that the fee payable pursuant to clause (ii) may be increased with the Consent of the Investment Limited Partner. No duplicate property management fees shall be paid to any Person.

	C.	If (i) the Management Agent is a General Partner or an
Affiliate of a General Partner, and (a) the Apartment Complex shall be subject to a substantial building code violation which shall not have been cured within six months after notice from the applicable governmental agency or department or (b) the Apartment Complex is operating at a deficit and the General Partners have not met their obligations under Section 6.10 herein, or (ii) an Event of Bankruptcy shall occur with respect to the Management
Agent, or (iii) the Management Agent shall commit willful misconduct or gross negligence in its conduct of its duties and obligations under the Management Agreement, then, upon request by the Special Limited Partner and subject to any Agency and/or
Lender approval, if required, the General Partners must promptly terminate the Management Agreement with the Management Agent and appoint a new Management Agent selected by the Special Limited Partner, which new Management Agent shall not be not an Affiliate of a General Partner. Each General Partner hereby grants to the Special Limited Partner an irrevocable (to the extent permitted by applicable law) power of attorney coupled with an interest to take any action and to execute and deliver any and all documents and instruments on behalf of such General Partner and the Partnership as the Special Limited Partner may deem to be necessary or appropriate in order to effectuate the provisions of this Article XI.C. Subject to any Agency and/or Lender approval, if required, the Partnership shall not enter into any future management arrangement unless such arrangement is terminable upon the occurrence of the events described in this Article XI.

	D.	The General Partners shall have the duty to manage the
Apartment Complex during any period when there is no Management
Agent.


ARTICLE XII

Books and Records, Accounting, Tax Elections, Etc.  TC ARTICLE
XII  Books and Records, Accounting, Tax Elections, Etc. \f C \l 1


	12.1	Books and Records  TC 12.1	Books and Records \f C \l
2

	The Partnership shall maintain all books and records which are required under the Uniform Act or by any governmental agency having jurisdiction (including without limitation Tax Credit compliance records as required in Section 12.9) and may maintain such other books and records as the General Partners in their discretion deem advisable. Every Limited Partner, or its duly authorized representatives, shall at all times have access to the records of the Partnership at the principal office of the Partnership at any and all reasonable times, and may inspect and copy any of such records. A list of the names and addresses of all of the Limited Partners shall be maintained as part of the books and records of the Partnership and shall be mailed to any Limited Partner upon request. A reasonable charge for copy work may be charged by the Partnership.

	12.2	Bank Accounts  TC 12.2	Bank Accounts \f C \l 2

	The bank accounts of the Partnership shall be maintained in the Partnership's name with such financial institutions as the General Partners shall determine. Withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partners may determine. All deposits (including security deposits and other funds required to be escrowed by any Agency or Lender) and other funds not needed in the operation of the business shall be deposited, if required by applicable law and to the extent permitted by applicable
Agency, Lender or Mortgage requirements, in interest-bearing accounts or invested in United States Government obligations maturing within one year.

	12.3	Auditors  TC 12.3	Auditors \f C \l 2

	(a)	The Auditors shall prepare, for execution by the
General Partners, all tax returns of the Partnership. Prior to the filing of the Partnership tax returns, and in no event later than February 1st of each year, the Auditors shall deliver the tax returns for such year to the Tax Accountants for their review and comment. If a dispute arises between the Auditors and the Tax Accountants over the proper preparation of the tax returns, which cannot be resolved, then the Tax Accountants shall make the final decision on whether any changes are necessary. The Partnership shall reimburse BCCLP for all costs and expenses paid to the Tax Accountants for the aforementioned services.

	(b)	The Auditors shall audit and certify all annual
financial reports to the Partners in accordance with generally accepted auditing standards.

	(c)	If the Partnership fails to fulfill any of its
obligations under Section 12.7(a)(i) and/or Section 12.7(a)(ii) within the time periods set forth therein, at any time thereafter upon notice from the Special Limited Partner that a change in the identity of the Auditors is desired, the General Partners, on behalf of the Partnership, shall promptly terminate the Partnership's engagement of the Auditors, and the prior written consent of the Special Limited Partner must be received to the appointment of replacement Auditors. If no such consent is received to the appointment of replacement Auditors within thirty
(30) days of the notice from the Special Limited Partner to replace the Auditors, then the Special Limited Partner shall appoint replacement Auditors of its own choosing, the cost of which shall be borne by the Partnership as a Partnership expense. All Partners hereby grant to the Special Limited Partner a special power of attorney, irrevocable to the extent permitted by law, coupled with an interest, to so appoint replacement Auditors and to anything else which in the view of the Special Limited Partner may be necessary or appropriate to accomplish the purposes of this Section 12.3(c).

	12.4	Cost Recovery and Elections  TC 12.4	Cost Recovery
and Elections \f C \l 2

	(a)	With respect to all depreciable assets for which cost
recovery deductions are permitted, the Partnership shall elect to use, so far as permitted by the provisions of the Code, accelerated cost recovery methods. However, the Partnership may change to another method of cost recovery if such other method is, in the opinion of the Auditors, more advantageous to the Investment Limited Partner and the limited partners and/or holders of beneficial assignee certificates thereof.

	(b)	Subject to the provisions of Section 12.5, all other
elections required or permitted to be made by the Partnership under the Code shall be made by the General Partners in such manner as will, in the opinion of the Auditors, be most advantageous to the Investment Limited Partner and the limited partners and/or holders of beneficial assignee certificates thereof.

	12.5	Special Basis Adjustments  TC 12.5	Special Basis
Adjustments \f C \l 2

	In the event of a transfer of all or any part of the Interest of an Investment Limited Partner or a transfer of all or any part of an interest of a partner and/or a holder of a beneficial assignee certificate of an Investment Limited Partner, the Partnership shall elect upon the request of such Investment Limited Partner, pursuant to Section 754 of the Code, to adjust the basis of the Partnership property. Any adjustments made pursuant to said Section 754 shall affect only the successor in interest to the transferring Partner or partner or holder of beneficial assignee certificate thereof. Each Partner will furnish the Partnership all information necessary to give effect to such election.

	12.6	Fiscal Year  TC 12.6	Fiscal Year \f C \l 2

	The fiscal and tax year of the Partnership shall be the calendar year. The books of the Partnership shall be kept on an accrual basis.

	12.7	Information to Partners  TC 12.7	Information to
Partners \f C \l 2

	(a)	The General Partners shall cause to be prepared and
distributed to all Persons who were Partners at any time during a fiscal year of the Partnership:

	(i)	Within forty-five (45) days after the end of
each fiscal year of the Partnership, (A) a balance sheet as of the end of such fiscal year, a statement of income, a statement of Partners' equity, and a statement of cash flows, each for the year then ended, all of which, except the statement of cash flows, shall be prepared in accordance with generally accepted accounting principles and accompanied by a report of the Auditors containing an opinion of the Auditors, and (B) a report of the activities of the Partnership during the period covered by the report. With respect to any distribution to the Investment Limited Partner, the report called for shall separately identify distributions from (1) Cash Flow from operations during the period, (2) Cash Flow from operations during a prior period which had been held as reserves, (3) proceeds from disposition of property and investments, (4) lease payments on net leases with builders and sellers, (5) reserves from the gross proceeds of the Capital Contribution of the Investment Limited Partner, (6) borrowed monies, and
(7) transactions outside of the ordinary course of business with a description thereof.

	(ii)	Within sixty (60) days after the end of each
fiscal year of the Partnership, all information which is necessary, in the view of the Tax Accountants, for the preparation of the Limited Partners' Federal income tax returns.

	(iii)	Within thirty (30) days after the end of
each quarter of a fiscal year of the Partnership, a report containing:

(A)	a balance sheet, which may be unaudited; and

(B)	a statement of income for the quarter then
ended, which may be unaudited; and

(C)	a Cash Flow statement for the quarter then
ended, which may be unaudited; and

(D)	a certification of the General Partners that
the Apartment Complex and its tenants are in compliance with all applicable federal, state and local requirements and regulations;

(E)	a low-income housing tax credit monitoring
form, a copy of the rent roll for the Apartment
Complex, a statement of income and expenses, an operating statement and an Occupancy/Rental Report, all in the form prepared by the General Partners; and

(F)	all other information which would be
pertinent to a reasonable investor regarding the Partnership and its activities during the quarter covered by the report.

	(b)	Within sixty (60) days after the end of each fiscal
year of the Partnership a copy of the annual report to be filed with the United States Treasury concerning the status of the Apartment Complex as low-income housing and, if required, a certificate to the appropriate state agency concerning the same.

	(c)	Upon the written request of an Investment Limited
Partner for further information with respect to any matter covered in item (a) or item (b) above, the General Partners shall furnish such information within 30 days of receipt of such request.

	(d)	Prior to October 15 of each year, the Partnership shall
send to each Investment Limited Partner an estimate of the Investment Limited Partner's share of the tax credits, profits and losses of the Partnership for Federal income tax purposes for the current fiscal year. Such estimate shall be prepared by the General Partners and the Auditors and shall be in the form specified by BCCLP.

	(e)	Within 15 days after the end of any calendar quarter
during which:

(i)	there is a material default by the Partnership
under the Project Documents or in payment of any mortgage, taxes, interest or other obligation on secured or unsecured debt,

(ii)	any reserve has been reduced or terminated by
application of funds therein for purposes materially different from those for which such reserve was established,

(iii)	any General Partner has received any notice
of a material fact which may substantially affect further distributions, or

(iv)	any Partner has pledged or collateralized its
Interest in the Partnership,

the General Partners shall send the Investment Limited Partner a detailed report of such event.

	(f)	After the Admission Date, the Partnership shall send to
each Investment Limited Partner, on or before the tenth day of each quarter, the quarterly housing credit monitoring form, and copies of all applicable periodic reports covering the status of project operations from the previous period, as may be required by any Agency or Lender (such form and reports to be on forms prepared by the General Partners).

	(g)	On or before May 1st of each year, the Partnership
shall send to each Investment Limited Partner a report on operations, in the form supplied by BCCLP.

	(h)	The General Partners shall cause the Partnership to
send to each Investment Limited Partner a copy of each Construction Loan draw requisition and any notification or correspondence from the Construction Lender indicating that any such draw will not be paid as requisitioned. Upon receipt, the Partnership shall send to the Investment Limited Partner copies of the Form(s) 8609 evidencing the Tax Credit allocation.

	(i)	If the earlier of (A) the Completion Date or (B) the
date upon which tenants first occupied apartment units in the Apartment Complex shall have occurred six months or more prior to the date upon which the Investment Limited Partner acquired its Interest in the Partnership, then the General Partners shall cause to be prepared and delivered to such Investment Limited Partner within 60 days of the Admission Date the following items:

	(i)	An unaudited statement of income of the
Partnership for the year (or such shorter period as there may be from the date of the most recent audited statement of income of the Partnership) ended on the date upon which the Investment Limited Partner acquired its Interest in the Partnership; and

	(ii)	An audited statement of income of the Partnership
for any fiscal year of the Partnership ending between
(A) the earlier of (1) the Completion Date or (2) the date upon which tenants first occupied apartment units in the Apartment Complex and (B) the date upon which such Investment Limited Partner acquired its Interest in the Partnership.

	(j)	Within thirty (30) days of the Completion Date, the
General Partners shall prepare, or cause the Auditors to prepare, and deliver to each Limited Partner a Tax Credit basis worksheet for each building in the Apartment Complex, all in a form specified by BCCLP.

	(k)	If the General Partners do not cause the Partnership to
fulfill its obligations under Section 12.7(a)(i) and/or
Section 12.7(a)(ii) within the time periods set forth therein, the General Partners shall pay as damages the sum of $500 per day
(plus interest at a rate equal to the general base rate of interest established by BankBoston, N.A. or its successors and assigns and announced by it as the rate charged by it to its prime commercial customers on short-term unsecured borrowings as its base rate from time to time in effect plus 3%) to the Investment Limited Partner until such obligations shall have been fulfilled. Such damages shall be paid forthwith by the General Partners, and failure to so pay shall constitute a material default of the General Partners hereunder. In addition, if the General Partners shall so fail to pay, the General Partners and their Affiliates shall forthwith cease to be entitled to the Annual Partnership Management Fee and the payment of any Cash
Flow or Capital Transaction proceeds to which they may otherwise be entitled hereunder. Such payments shall be restored only upon the payment of such damages in full, and any amount of such damages not so paid shall be deducted against payments of the Annual Partnership Management Fee and Cash Flow or Capital
Transaction proceeds otherwise due to the General Partners or their Affiliates.

	12.8	Expenses of the Partnership  TC 12.8	Expenses of the
Partnership \f C \l 2

	(a)	All expenses of the Partnership shall be billed
directly to and paid by the Partnership.

	(b)	Except in extraordinary circumstances, neither the
Investment General Partner nor any Affiliate thereof shall be permitted to contract or otherwise deal with the Partnership for the sale of goods or services or the lending of money to the Partnership or the General Partners, except for (i) management services, subject to the restrictions set forth in Article XI.B.,
(ii) loans made by, or guaranteed by, the Investment General Partner or any of its Affiliates, and (iii) those dealings, contracts or provision of services described in the Investment
Partnership Agreement or in the Prospectus.   Extraordinary
circumstances shall only be presumed to exist where there is an emergency situation requiring immediate action and the services required are not immediately available from unaffiliated parties. All services rendered under such circumstances must be rendered pursuant to a written contract which must contain a clause allowing termination without penalty on sixty (60) days' notice. Goods and services provided under such circumstances must be provided at the lesser of actual cost or the price charged for such goods or services by independent parties.

	(c)	In the event extraordinary circumstances arise, the
Investment General Partner and its Affiliates may provide construction services in connection with the Apartment Complex. Neither the Investment General Partner nor any of its Affiliates shall provide such services unless it believes it has an adequate staff to do so and unless such provision of goods and construction services is part of its ordinary and ongoing business in which it has previously engaged, independent of the activities of the Investment Limited Partner. Any such services must be reasonable for and necessary to the Investment Limited Partner, actually furnished to the Investment Limited Partner, and provided at the lower of 10% of the construction contract rate with respect to the Apartment Complex or 90% of the competitive price charged for such services by independent parties for comparable goods and services in the same geographic location (except that in the case of transfer agent, custodial and similar banking-type fees, and insurance fees, the compensation, price or fee shall be at the lesser of costs or the compensation, price or fee of any other Person rendering comparable services as aforesaid). Cost of services as used herein means the pro rata cost of personnel, including an allocation of overhead directly attributable to such personnel, based on the amount of time such personnel spent on such services or other method of allocation acceptable to the accountants for the Investment Limited Partner.

	(d)	All services provided by the Investment General Partner
or any Affiliate thereof pursuant to Section 12.8(c) must be rendered pursuant to the Investment Partnership Agreement or a written contract which precisely describes the services to be rendered and all compensation to be paid and shall contain a clause allowing termination without penalty upon sixty (60) days' notice to the Investment General Partner by a vote of a majority in interest of the limited partners and assignees of beneficial interests in each Investment Limited Partner.

	(e)	No compensation or fees may be paid by the Partnership
to the Investment General Partner or its Affiliates except as described in the Investment Partnership Agreement or in the Prospectus.

	12.9	Tax Credit Compliance Records  TC 12.9	Tax Credit
Compliance Records \f C \l 2

	Except to the extent that another record storage method shall have been approved in writing by the Special Limited Partner, the General Partners shall cause all tenant leases, income certifications and other records required by the Code and the Agency to evidence that all tenants occupying Low-Income Apartment Units are Qualified Tenants to be stored in fireproof file cabinets in a secure location. Without limiting the foregoing, all such records relating to initial occupancy of each Low-Income Apartment Unit by Qualified Tenants and evidencing timely satisfaction of the Minimum Set-Aside Test shall be stored as aforesaid throughout the entire Compliance Period.


ARTICLE XIII

General Provisions  TC ARTICLE XIII  General Provisions \f C \l 1


	13.1	Restrictions by Reason of Section 708 of the Code  TC
13.1	Restrictions by Reason of Section 708 of the Code \f C \l 2


	No Disposition may be made if the Interest sought to be Disposed of, when added to the total of all other Interests Disposed of within the period of twelve consecutive months prior to the proposed date of the Disposition, could, in the opinion of tax counsel to the Partnership, result in the termination of the Partnership under Section 708 of the Code. This Section 13.1 shall have no application to any required repurchase of a Limited Partner's Interest. Any Disposition in contravention of any of the provisions of this Section 13.1 shall be void ab initio and ineffectual and shall not bind or be recognized by the Partnership. Notwithstanding the foregoing provisions of this
Section 13.1, however, each Investment Limited Partner may waive the provisions of this Section 13.1 at any time as to a Disposition or series of Dispositions, and in the event of such a waiver, this Section 13.1 shall have no force or effect upon such Disposition or series of Dispositions.

	13.2	Amendments to Certificate  TC 13.2	Amendments to
Certificate \f C \l 2

	Within 120 days after the end of any Partnership fiscal year in which an Investment Limited Partner shall have received any distributions under Article X, the General Partners shall file an amendment to the Certificate reducing by the amount of its allocable share of such distribution the amount of Capital Contribution of each Investment Limited Partner as stated in the last previous amendment to the Certificate. However, Schedule A shall not be amended on account of any such distribution.

	The Partnership shall amend the Certificate at least once each calendar quarter to effect the substitution of substituted Limited Partners, although the General Partners may elect to do so more frequently. In the case of assignments, where the assignee does not become a Substituted Limited Partner, the Partnership shall recognize the assignment not later than the last day of the calendar month following receipt of notice of assignment and all documentation required in connection therewith hereunder.

	Notwithstanding the foregoing provisions of this
Section 13.2, no such amendments to the Certificate need be filed by the General Partners if the Certificate is not required to and does not identify the Limited Partners or their Capital
Contributions in such capacity.

	13.3	Notices  TC 13.3	Notices \f C \l 2

	Any notice called for under this Agreement shall be in writing and shall be deemed adequately given if actually delivered or if sent by registered or certified mail, postage prepaid, or by an express overnight mail delivery service, to the party for whom such notice is intended at such party's last address of record on the Partnership books.

	13.4	Word Meanings  TC 13.4	Word Meanings \f C \l 2

	The words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, and each gender (masculine, feminine and neuter) shall include the other genders, unless the context requires otherwise. Each reference to a Section or an Article refers to the corresponding Section or Article of this Agreement, unless specified otherwise. References to Treasury Regulations
(permanent or temporary) or Revenue Procedures shall include any successor provisions.

	13.5	Binding Effect  TC 13.5	Binding Effect \f C \l 2

	The covenants and agreements contained herein shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the respective parties hereto.

	13.6	Applicable Law  TC 13.6	Applicable Law \f C \l 2

	This Agreement shall be construed and enforced in accordance with the laws of the State.

	13.7	Counterparts  TC 13.7	Counterparts \f C \l 2

	This Agreement may be executed in several counterparts and all so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the original or the same counterpart, except that no counterpart shall be binding unless signed by a General Partner.

	13.8	Financing Regulations  TC 13.8	Financing
Regulations \f C \l 2

	So long as any of the Project Documents are in effect,
(a) each of the provisions of this Agreement shall be subject to, and the General Partners covenant to act in accordance with, the Project Documents; (b) the Project Documents shall govern the rights and obligations of the Partners, their heirs, executors, administrators, successors and assigns to the extent expressly provided therein; (c) upon any dissolution of the Partnership or any transfer of the Apartment Complex, no title or right to the possession and control of the Apartment Complex and no right to collect the rent therefrom shall pass to any Person who is not, or does not become, bound by the Project Documents and other Agency or Lender documents in a manner satisfactory to the applicable Agency or Lender; (d) no amendment to any provision of the Project Documents shall become effective without the prior written consent of each Agency and Lender (if required); and
(e) the affairs of the Partnership shall be subject to Agency and Lender regulation and no action shall be taken which would require the consent or approval of any Agency or Lender unless the same is first obtained. No new Partner shall be admitted to the Partnership, and no Partner shall withdraw from the Partnership or be substituted for without the consent of each Agency and Lender (if such consent is then required). No amendment to this Agreement relating to matters governed by Agency or Lender regulations or requirements shall become effective until the prior written consent of each Agency and Lender (if required) to such amendment shall have been obtained.

	Any conveyance or transfer of title to all or any portion of the Apartment Complex required or permitted under this Agreement shall in all respects be subject to all conditions, approvals and other requirements of Agency rules and regulations and Lender requirements applicable thereto.

	13.9	Separability of Provisions  TC 13.9	Separability of
Provisions \f C \l 2

	Each provision of this Agreement shall be considered separable and (a) if for any reason any provision is determined to be invalid, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid, and
(b) if for any reason any provision would cause the Investment Limited Partner to be bound by the obligations of the Partnership (other than the rules and regulations of an Agency and the requirements of any Lender), such provision or provisions shall be deemed void and of no effect.

	13.10	Paragraph Titles  TC 13.10	Paragraph Titles \f
C \l 2

	All article and section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any article or section.

	13.11	Amendment Procedure  TC 13.11	Amendment Procedure
\f C \l 2

	This Agreement may be amended by the General Partners with the Consent of the Investment Limited Partner.

	13.12	Time of Admission  TC 13.12	Time of Admission \f
C \l 2

	The Investment Limited Partner shall be deemed to have been admitted to the Partnership as of the Commencement Date for all purposes of this Agreement, including Article X hereof; provided, however, that if regulations are issued under the Code or an amendment to the Code is adopted which would require, in the opinion of the Auditors, that the Investment Limited Partner be deemed admitted on a date other than as of the Commencement Date, then the General Partners shall select a permitted admission date which is most favorable to the Investment Limited Partner.

	13.13	Construction of Agreement  TC 13.13
	Construction of Agreement \f C \l 2

	Wherever the intent of the parties shall be relevant in construing any ambiguity arising under this Agreement, evidence of such intent shall be sought in the first instance from the terms and provisions of the syndication agreement attached hereto as Exhibit 1.

	WITNESS the execution hereof under seal as of the 1st day of May, 1998

GENERAL PARTNER:


PHILLIPS DEVELOPMENT
CORPORATION


By:	/s/ Chester D. Phillips


Attest: /s/ Pat Bess
	Its:  Secretary


MISSOURI LIMITED PARTNER:

MISSOURI AFFORDABLE HOUSING
FUND IX, L.P.

By: 	Jeffrey E. Smith
	Partnerships, L.L.C.
	its general partner

By:	/s/ Pat Bess
	Pat Bess, Vice President


INVESTMENT LIMITED PARTNER:

BOSTON CAPITAL TAX
CREDIT FUND IV L.P.

By:	Boston Capital Associates IV L.P.
	its general partner

By:	C&M Associates d/b/a Boston
Capital Associates, its general
partner


By  /s/ Bonnie Kate Fox
      Bonnie Kate Fox,
      Attorney-In-Fact for
      John P. Manning, a
      Partner

SPECIAL LIMITED PARTNER:


BCTC 94, INC.


By:	/s/ Bonnie Kate Fox
	Bonnie Kate Fox, Attorney-In-Fact
	for John P. Manning, its President


PYRAMID FOUR LIMITED PARTNERSHIP

Schedule A  TC Schedule A \f C \l 1

As of
May 1, 1998

General Partners:	Capital Contributions


Phillips Development Corporation	$100
1501 N. University, Suite 740
Little Rock, AR  72207


Special Limited Partner:

BCTC 94, Inc.	  $10
c/o Boston Capital Partners, Inc.
One Boston Place, Suite 200
Boston, MA  02108


	                                             Paid-In
Investment Limited       Total Agreed-to          Capital
     Partner          Capital Contribution      Contribution

Boston Capital
Tax Credit Fund IV L.P.     $2,073,594          $1,016,059
c/o Boston Capital
Partners, Inc.
One Boston Place, Suite 200
Boston, Massachusetts  02108


Missouri Limited Partner

Missouri Affordable Housing.  $748,790	              $5.00
   Fund IX, L.P.
11000 South Airport Drive
P.O. Box 7688
Building No. 1, South Wing
Columbia, MO 65205